$95.13

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kaiser Aluminum Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO OUR STOCKHOLDERS

FROM OUR EXECUTIVE CHAIRMAN, OUR LEAD INDEPENDENT DIRECTOR AND,

OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 28, 2023

Dear Stockholder:

On behalf of our Board of Directors and management team, we thank you for your continued support of Kaiser Aluminum Corporation. It is our pleasure to invite you to attend the Annual Meeting of Stockholders to be held at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee, on Wednesday, June 7, 2023, at 9:00 a.m. Central Time. While we do not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this proxy statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope. If you plan to attend the Annual Meeting, please review the information on attendance provided in this proxy statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this proxy statement:

PERFORMANCE HIGHLIGHTS AND BUSINESS STRATEGY

We believe 2022 was a pivotal time in Kaiser’s evolution as we established the necessary groundwork to position the Company for long-term, sustainable growth amid numerous challenges including unprecedented supply chain disruptions, inflationary cost pressures and historically high labor turnover. While these headwinds negatively affected our financial results in 2022, we anticipate that our go-forward strategy and focused execution will lead to improved performance as we continue through 2023.

For the full year 2022, we reported net sales of $3.4 billion and conversion revenue of $1.4 billion. Our net sales and conversion revenue increased 31% and 24%, respectively, compared to 2021, primarily as a result of our acquisition of Alcoa Warrick LLC (“Warrick”) at the end of the first quarter 2021 coupled with strength in our aerospace/high strength products. Net sales were partially offset by the significant supply chain challenges we experienced, particularly within our beverage and food packaging ("Packaging") operations, which were impacted by the third quarter 2022 force majeure event at Warrick, and the planned multi-week outage at our Trentwood facility to refurbish our heavy gauge stretcher. We reported a net loss of $30 million and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $142 million. Net loss increased by $11.1 million and Adjusted EBITDA declined by $43 million compared to 2021 predominantly due to these supply chain issues coupled with significantly higher inflationary costs. See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non GAAP measures.

We are diligently working to offset inflationary pressures through pricing actions, cost reduction efforts and efficiency improvement projects. While our efforts will take time to manifest, we are confident in our ability to execute given our solid market position. We are a key supplier in diverse end markets (aerospace/high strength, packaging, automotive and general industrial) with strong secular growth characteristics, strong customer relationships and multi-year contracts with key

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strategic partners. Demand trends supporting secular demand growth are largely sustainability-driven including the conversion from plastic to aluminum beverage and food packaging and light weighting in applications such as aircraft and transportation to increase fuel efficiency. Additionally, we believe we are poised to benefit from strong secular growth in global passenger air travel and North American industrial demand given the continued trend of re-shoring for domestic supply.

In our Packaging operations, we completed the transformational acquisition of Warrick on March 31, 2021, marking our strategic re-entry into the resurging North American aluminum packaging market. In response to the supply chain issues that negatively affected our performance in 2022, we successfully diversified our supply base and refined our strategy to better capitalize on the long-term growth opportunity ahead of us. After augmenting Warrick's existing management team with several seasoned Kaiser leadership members, we remain highly focused on accelerating the integration of Warrick into our operating system. Further, we made solid progress working with customers of our Packaging operations to negotiate improvements to commodity price adjustments to mitigate the impact of inflationary and volatile commodity costs on our business and improve our margin profile. We are also prioritizing investments for growth through our roll coat capacity expansion project, which is expected to convert approximately 25% of our current output to higher margin coated products by mid-to-late 2024 and drive margin improvement. We remain very excited about Warrick’s long-term potential and competitive positioning in the packaging market. In addition, our team once again delivered strong safety performance in 2022 even as we experienced high turnover.

We remain committed to supporting the growth of our business in 2023 while concurrently continuing our track record of returning cash to stockholders through quarterly cash dividends, which we have paid for 16 consecutive years without reduction or suspension. In April 2023, our Board declared a quarterly dividend of $0.77 per share, underscoring the confidence our Board and management have in our long-term strategy for profitable growth and increasing stockholder value. Further, we have a strong projected capital expenditure budget of approximately $170 to $190 million for 2023, 60% of which is dedicated to our growth initiatives, including our roll coat expansion project at Warrick and other projects to improve our capacity, quality and sustainability.

CORPORATE SUSTAINABILITY

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. We believe our products are part of the carbon solution and efforts to limit global warming to below a 2° C threshold by 2050 given aluminum is an infinitely recyclable, sustainable material. We strive to optimize the use of recycled or scrap aluminum and invest in our business to increase operating efficiencies as we continue to identify new initiatives to reduce the carbon intensity of our products and actively evaluate new technologies as they become available.

In 2022, we continued to build on the core elements of our sustainability initiatives and advance our environmental, social and governance (“ESG”) disclosures and programming. Since 2021, we have established greenhouse gas ("GHG") emissions intensity reduction goals and further aligned our disclosures with both the Sustainability Accounting Standards Board (“SASB”) framework and Task Force on Climate-Related Financial Disclosures (“TCFD”). Additionally, we expanded environmental disclosures to include operational metrics for Warrick, water program case studies for Trentwood, energy consumption, waste information and sustainability goals and highlights focused on GHG emissions intensity, reduction goals, plans and progress. Further, we enhanced disclosures focused on cybersecurity, the Kaiser Aluminum Women’s Leadership Program and our corporate ESG-related policies. We also continued our participation in charitable outreach, as well as contributions to and sponsorships of community driven organizations and events. We remain committed to further advancing our initiatives in 2023 and beyond.

BOARD OVERSIGHT OF STRATEGY AND STOCKHOLDER ENGAGEMENT

Our Board remains actively focused on overseeing our business strategies, risk management, talent development, succession planning and the development and execution of our long-term strategy, including with respect to ESG matters. By expanding our ESG Committee charter, our Board supports ESG engagement as we continue our focus on climate-related risks, opportunities and disclosures, further supporting the strategic positioning of our company as a responsible and resilient organization positioned for long-term growth and profitability.

We continued proactively engaging with all our stakeholders in 2022, including environmental groups, state and local government agencies, stockholders, industry and business peers, our employees and their representatives to advance our

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management and Board’s understanding of opportunities, issues, concerns and challenges towards collective improvement for a more sustainable future. By providing oversight of our ESG programming and initiatives, our Board is well informed and equipped to engage with management as we evaluate risks and opportunities for Kaiser’s long-term sustainability and value creation for all stakeholders while ensuring consistency with the Company’s culture and corporate values.

In addition, we continued our extensive stockholder engagement program in 2022 by engaging with stockholders representing approximately 50% of our outstanding shares on a variety of matters relating to our long-term business strategy and performance, operations, capital allocation, strategic acquisition of Warrick, executive leadership succession, executive compensation and ESG matters. We are committed to including the perspective of our stockholders in boardroom discussions and believe regular engagement with our stockholders is necessary to ensure thoughtful and informed consideration of those matters. We look forward to continuing to engage in productive dialogue with our stockholders and other stakeholders in 2023 and beyond.

CORPORATE GOVERNANCE AND STAKEHOLDER ENGAGEMENT

At Kaiser Aluminum, we believe effective corporate governance means ongoing and thoughtful evaluation of our governance structure, including our Board and Board committees, with a strong emphasis on the importance of integrity, competence and diversity to leadership, character and culture. We maintain a robust and multi-tiered Board and committee annual assessment process including an annual corporate governance survey of management and non-management employees to measure internal perceptions on a broad range of topics, including our culture, corporate values and the effectiveness of our training.

BOARD COMPOSITION

Our Board is highly independent, engaged and diverse in perspectives and backgrounds as reflected by its composition, which is currently 82% independent, 24% ethnically diverse and 18% gender diverse. This structure underscores the Board’s commitment to draw upon members with a unique set of skills and experiences that we believe are highly complementary to our company strategies. Our policy encourages diversity of gender, ethnicity, age and background, as well as a range of tenures on the Board, to ensure both continuity and fresh perspectives on our Board and to enhance thoughtful, cognitive diversity.

BOARD REFRESHMENT AND SUCCESSION PLANNING

Our Board maintains a continued focus on identifying critical board skills needed to support our corporate strategy and succession planning process. The ESG Committee of our Board oversees, among other things, the succession planning for our executive officers, other than our CEO, whose succession is discussed routinely during Board executive sessions, and the leadership and development training of key employees with the potential to succeed our executive officers, including the progression and development of these key employees. Senior management, including our CEO, also meet monthly to review and set strategy and monitor performance metrics, including the evaluation and review of internal and external diverse candidates, internal promotions, our various talent development programs and platforms, anticipated retirements and succession planning to ensure the identification and development of the next wave of qualified leaders. Further, the Nominating and Corporate Governance Committee plans for the orderly succession of our Lead Independent Director and of the Chairs of our Board committees, providing for the identification of potential successors, their development and the transition of responsibilities. As a result of the management and execution of our Board's succession plans, a leadership transition of our Board's Nominating and Corporate Governance Committee occurred in March 2023 and the role of our Lead Independent Director will be transitioned to Michael C. Arnold following our 2023 Annual Meeting of Stockholders.

We also have a Director Designation Agreement with the United Steelworkers (“USW”) pursuant to which the USW has the right to nominate at least 40% of our Board members . We believe this agreement has facilitated a constructive dialogue and collaboration with the USW on matters important to the USW, its members and the Company, including our Board’s skill matrix, Board succession, planning and future nominations.

SUMMARY

Our corporate values of being a preferred investment, preferred supplier, preferred employer, preferred customer, and valued corporate citizen serve as the foundation of our strategic initiatives. We remain intently focused on continuing to

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pursue cost reductions in our operations, as well as improving efficiencies and implementing commercial actions to increase our profitability and margins. We believe the strategy we have in place will lead to improved performance in 2023 and beyond. While our efforts will take time to manifest fully, we are confident in our ability to execute given our solid market position as a key supplier, focus on diverse end markets with strong secular growth characteristics, deep customer relationships and multi-year contracts with strategic partners. We will continue to manage our business for long-term success in a manner that we believe is economically, environmentally and socially responsible as a good corporate citizen and steward of capital. We thank our stockholders, our employees and their families, our customers, our suppliers and our other stakeholders for their ongoing commitment to and support of Kaiser Aluminum.

Keith A. Harvey	Jack A. Hockema	Alfred E. Osborne, Jr., Ph.D.
President and Chief Executive Officer	Executive Chairman of the Board	Lead Independent Director

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Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 7, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation will be held at the company's corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee, on Wednesday, June 7, 2023, at 9:00 a.m., Central Time, for the following purposes:

(1)
To elect four members to our board of directors for three-year terms to expire at our 2026 annual meeting of stockholders;
(2)
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
(3)
To make a recommendation, on a non-binding, advisory basis, as to the frequency of future advisory votes on the compensation of our named executive officers;
(4)
To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023; and
(5)
To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 28, 2023.

The close of business on April 12, 2023 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

April 28, 2023
Franklin, Tennessee

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his or her qualifications may be found beginning on page 5.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
Jack A. Hockema	76	October 2001	Executive Chairman of the Board		•	Executive (Chair)
Lauralee E. Martin	72	September 2010	Retired Chief Executive Officer and President, HCP, Inc.	✓	•	Audit (Chair)
					•	Compensation
					•	Executive
					•	ESG
Brett E. Wilcox	69	July 2006	Chief Executive Officer, Cvictus Inc.	✓	•	Audit
					•	Compensation
					•	Executive
					•	ESG (Chair)
Kevin W. Williams	61	September 2021	President and Chief Executive Officer, GAA Manufacturing and Supply Chain Management	✓	•	Audit
					•	Compensation

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 14.

Proposal 3 - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The board of directors recommends a vote for the option of “EVERY 1 YEAR” as the frequency of future advisory votes on the compensation of our named executive officers.

Additional information about the named executive officer compensation advisory votes may be found beginning on page 17.

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Additional information about the independent registered public accounting firm may be found beginning on page 17.

PROXY STATEMENT SUMMARY

We believe 2022 was pivotal in our evolution as we laid the necessary groundwork to position our company for long-term, sustainable growth despite the numerous challenges we encountered, including unprecedented supply chain disruptions, inflationary cost pressures and historically high labor turnover, which negatively impacted our financial performance. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

COMPANY OVERVIEW	•	Leading North American producer of highly engineered aluminum mill products that are part of the carbon solution
	•	Focus on demanding applications for aerospace, packaging, general industrial and automotive end use markets
	•	Integral “pass-through” business model to mitigate the impact of price volatility of aluminum and other alloys
	•	Long-standing relationships with blue chip customers – original equipment manufacturers, tier 1 suppliers, metal service centers and beverage and food packaging manufacturers
	•	Differentiation through superior product attributes and “Best in Class” customer satisfaction
	•	Commitment to sustainable practices remains a critical and integral part of corporate strategy

2022 PERFORMANCE HIGHLIGHTS	•	Managed significant supply chain disruptions, integration challenges, inflationary cost pressure and historically high labor turnover
	•	Focused on cost reduction efforts through ongoing efforts to improve efficiencies as operations stabilize
	•	Initiated commercial actions to address inflationary and volatile metal cost
	•	Prioritized investments in our growth through roll coat capacity expansion project at our Warrick facility
	•	Refined Warrick strategy with commitment to support growth in our Packaging business
	•	Positioned company for strong future growth
	•	Maintained strong safety performance despite historically high turnover rates

Shipments	Net Sales	Net Loss (1)	Adjusted Net Loss (2)	Conversion Revenue (2)	Adjusted EBITDA (2)	Net Loss Per Diluted Share (1)	Adjusted Loss Per Diluted Share (2)

1.3	$3.4	$29.6	$8.7	$1.4	$141.9	$1.86	$0.55

Billion lbs	Billion	Million	Million	Billion	Million

_____________

(1)
Our results reflected significant supply chain issues specifically related to magnesium and molten metal supply at our Warrick facility and reduced packaging and plate shipments in the third quarter 2022, due to the magnesium related force majeure coupled with the planned outage at our Trentwood facility. In addition, higher inflationary driven costs during the year, which we aggressively attempted to offset through pricing actions, cost reduction efforts and efficiency improvement projects, further affected results.
(2)
See Appendix A to this Proxy Statement for reconciliations of measures from GAAP to non GAAP. While our use of terms such as EBITDA, “adjusted” or "Conversion Revenue" are not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

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BALANCED CAPITAL ALLOCATION PRIORITIES	•	Organic Investments
		•	Investments of approximately $1.1 billion in the business since 2007 (~2x depreciation)
		•	Long-term sustaining capital of ~60% of depreciation (varies by year)
	•	Inorganic Growth
		•	Opportunistic investment for strategic value creation
	•	Regular Dividends
		•	>$463 million returned to stockholders since 2007
	•	Share Repurchases
		•	Deployed excess cash beyond recession contingency needs through share repurchases
		•	~$474 million returned to stockholders through share repurchases since 2007

BOARD OF DIRECTORS	•	Diverse and highly independent Board
	•	Ongoing commitment to board refreshment - 50% of directors have a tenure of less than five years
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Continuing focus on identifying critical skills needed to support execution of company strategy and board succession planning
	•	Continued strong support for proactive and effective stockholder engagement (approximately 50% annually)
	•	Rigorous director nomination process, including directors nominated by USW under our Director Designation Agreement

ESG HIGHLIGHTS	•

On track to meet our goals to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, compared, in each case, to 2019 levels by 2030

	•	Furthered commitment to transparent reporting on climate risk management by publishing our inaugural TCFD-aligned report in March 2023
	•	Transformational project to enable Warrick to source electricity from a utility with cleaner grid factor and access to renewable energy
	•	Continued diversification of Warrick's primary aluminum supplies to sources with lower carbon footprints
	•	Continued optimization of our use of recycled and scrap aluminum, which saves more than 90% of the energy generally required by primary aluminum production
	•	Maintained strong safety and quality performance in 2022 despite historically high turnover rate
	•	Launched Kaiser Aluminum Women's Leadership Program
	•	Increased transparency by making our EEO-1 report publicly available

EXECUTIVE COMPENSATION	•	Over 80% of CEO target compensation is “at-risk”, with >60% subject to stringent performance metrics
	•	Approximately 55% to 70% of the target compensation of the other named executive officers is “at-risk”, with 35% to 50% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for executive compensation (approximately 96% approval in 2022)

EXECUTIVE COMPENSATION HIGHLIGHTS

Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. The compensation committee, based on our management's recommendation, did not make any adjustments to our existing incentive programs despite the numerous challenges we encountered in 2022, including unprecedented supply chain disruptions, inflationary cost pressures and labor turnover, which negatively impacted our financial performance and resulted in no payout under our 2022 short-term incentive plan and no performance shares earned under our 2020 – 2022 long-term incentive plan.

As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2022 compensation program was developed and designed to:

•
align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing stockholder return;
•
attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;
•
deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;
•
tie our executive compensation to our ability to pay and safety, quality, delivery, cost and individual performance directly linked to our strategic initiatives; and
•
require strong financial performance as we continue to invest in our business.

In 2022, the compensation of our named executive officers consisted primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieved a certain adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, performance level, (2) adjusted based on our (a) safety performance, (b) quality performance, (c) delivery performance, (d) cost performance, and (e) in exceptional instances approved by our compensation committee, positive and negative adjustments to individual awards based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target; and
•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding. The underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends. The following table describes the performance share metrics (described more fully below) we used for our 2020–2022, 2021– 2023 and 2022– 2024 long-term incentive programs:

Performance Share Metrics	2020-2022	2021-2023	2022-2024
Relative Total Shareholder Return ("TSR")	60%	60%	60%
Total Controllable Cost	20%	20%
Adjusted EBITDA Margin	20%	20%	40%

The compensation committee, working with its independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2022, the compensation committee approved a new 26-company peer group more fully described in our CD&A section to account for the increased company size and scope resulting from our acquisition of Warrick. As of November 2021, the new custom peer group had (1) market capitalization ranging from approximately $696 million to approximately $12.9 billion and a median market capitalization of approximately $3.4 billion, and (2) trailing 12 months revenues ranging from $1.5 billion to approximately $6.8 billion and median revenue of approximately $3.4 billion. Our market capitalization and revenue, both as of December 31, 2022, were $1.2 billion and $3.4 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2022 short-term incentive and 2022 –2024 long-term incentive plans:

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 10%
			Individual	+/- 25%
Long-Term Incentive Plan	Relative TSR	60%
	Adjusted EBITDA Margin	40%

_______________

* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency. As noted, the individual modifier is discretionary and, with respect to our executive officers, only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives. Individual awards may be adjusted up or down 25% in recognition of exceptional performance, including individual, facility, and/or functional area performance.

The following summarizes our performance against the metrics under our 2022 short-term incentive and 2020- 2022 long-term incentive plans:

2022 Short-Term Incentive

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 25% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal; and
(2) generate positive adjusted net income
•	Maximum payout capped at 2.5 times the target
•	Rigorous financial performance goals

As previously discussed, we did not achieve the threshold Adjusted EBITDA performance required for a payout under our 2022 STI program. While our end markets remained strong in 2022 and commercial aerospace demand continue to strengthen, our Adjusted EBITDA performance for 2022 was lower than our Adjusted EBITDA during the prior two years due to the negative impact of a number of factors, including (i) the continuation of our supply chain challenges, such as the continuing impact of the declaration of force majeure by Warrick’s primary magnesium supplier and ultimately the cessation of all magnesium deliveries from that supplier that led to our declaration of force majeure at Warrick, (ii) molten metal supply issues that negatively impacted Warrick, (iii) the inflationary environment and significant corresponding increases in costs, (iv) a planned outage at our Trentwood rolling mill in Spokane, Washington, and (v) a challenging labor market contributing to inefficiencies and historically high turnover rates. As a result, no payouts were earned under our 2022 STI program.

Annual Performance Award Payouts under Short-Term Incentive Plans for our Named Executive Officers

The Adjusted EBITDA targets under our 2022 short-term incentive plan reflect the Adjusted EBITDA required to achieve 6%, 11% and 30% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. In 2021, our company size increased due to our acquisition of Warrick, resulting in a 17.5% increase of our Adjusted EBITDA target for 2021 compared to 2020. In 2022, our Adjusted EBITDA target was again increased by another 10.6%.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers. See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

The final multipliers under our short-term incentive plan, after the application of modifiers (where applicable) for 2020, 2021, and 2022 were 0.51x, 0.65x and 0.00x, respectively. The final multipliers for the 2020 and 2021 short-term incentive plans reflect the impact of our performance against demanding modifiers in a very challenging business environment.

2020- 2022 Long-Term Incentive

FEATURES
•	Three-year performance period (2020-2022)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 20% based on Adjusted EBITDA margin
(2) 20% based on controllable cost
(3) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we offset inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We did not achieve the performance thresholds for Adjusted EBITDA margin, controllable cost or relative TSR under the 2020-2022 long-term incentive plan. As discussed in more detail below, for the 2020-2022 performance period, the impact of the COVID-19 pandemic and continued operational challenges significantly and negatively impacted our ability to achieve the required level of performance for each of the performance metrics under the 2020-2022 long-term incentive plan. Accordingly, no performance shares were earned under the 2020-2022 long-term incentive plan.

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Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our completed long-term incentive plans.

	2018-2020 Plan			2019-2021 Plan			2020-2022 Plan
Metric	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
Relative TSR	30%	1.24x	0.37x	60%	0.52x	0.31x	60%	0.00x	0.00x
Cost	40%	0.04x	0.02x	40%	0.00x	0.00x	20%	0.00x	0.00x
EVA	30%	0.00x	0.00x	0%	0.00x	0.00x	0%	0.00x	0.00x
Adjusted EBITDA Margin	0%	0.00x	0.00x	0%	0.00x	0.00x	20%	0.00x	0.00x
Plan Multiplier			0.39x			0.31x			0.00x

Performance Share Award Payouts Based on Relative TSR

For our 2020-2022 long-term incentive compensation program, 60% of the performance shares issued to our named executive officers were subject to our TSR performance over the applicable three-year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices.

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $750 million and $4.6 billion and between $4.6 billion and $12.7 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors. The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

For the 2020 to 2022 performance period, the factors that impacted our Adjusted EBITDA and financial performance also negatively impacted our TSR performance. As a result, we did not achieve the threshold TSR percentile ranking required for a payout and no performance shares were earned under the 2020-2022 relative TSR metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2018-2020, 2019-2021 and 2020- 2022 long-term incentive programs:

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table below:
Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x

Performance Share Award Payout Based on Controllable Costs

For our 2020-2022 long-term incentive compensation program, 20% of the performance shares issued to our named executive officers were subject to a controllable cost performance metric that required our company to reduce controllable costs to offset underlying inflation over the three-year performance period to achieve the target payout of performance shares subject to the controllable cost metric. Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead. Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company. A 6% reduction of controllable costs after offsetting underlying inflation over the same three-year period would result in payout of performance shares equal to two times target and an increase of controllable costs of 6% or more over the three-year performance period would result in no payout of performance shares subject to the controllable cost metric.

For the 2020-2022 performance period, our controllable cost performance was significantly impacted by challenging business conditions, the impact of the COVID-19 pandemic on our end markets, the inflationary environment in 2022, supply chain challenges and corresponding cost increases and a challenging labor environment. As a result, we did not reach our threshold controllable cost performance by offsetting the underlying inflation during the performance period and no performance shares subject to the controllable cost metric were earned.

Performance Share Award Payout Based on Adjusted EBITDA Margin

For our 2020-2022 long-term incentive compensation program, 20% of the performance shares issued to our named executive officers were subject to an Adjusted EBITDA margin performance metric, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals.

With respect to the 2020-2022 performance shares, the same significant negative factors that impacted our Adjusted EBITDA and cost performance also impacted our Adjusted EBITDA margin performance. As a result, we did not achieve the threshold Adjusted EBITDA margin required for a payout and no performance shares were earned under the 2020-2022 long-term incentive plan.

2022 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with 80% of the total target compensation being at-risk (short- and long-term compensation), more than 60% of the total target compensation being long-term, and 70% of the long-term target being allocated to performance shares.

The market pay analysis performed by Meridian at the end of 2022 reflected that the total target compensation of our CEO for 2022 was 23% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 9% below the median base salary, (2) short-term incentive target was approximately 22% below the median and (3) long-term incentive target was approximately 19% below the median. The payout to our CEO under our incentive program was further impacted by the challenging business conditions, including supply chain disruptions. As previously discussed, although the payouts under our incentive programs, including the payouts to our CEO, were significantly impacted by the previously described severe business conditions and operational challenges, based on management’s recommendation, the compensation committee did not make any adjustments to our existing incentive programs or the underlying payouts.

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2023: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?
A:	This Proxy Statement is first being sent to our stockholders on or about May 5, 2023 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.
Q:	When is the Annual Meeting and where will it be held?
A:	The Annual Meeting will be held on Wednesday, June 7, 2023, at 9:00 a.m., Central Time, at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.
Q:	Who may attend the Annual Meeting?
A:	All of our stockholders of record may attend the Annual Meeting.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on April 12, 2023 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
Q:	On what am I voting?
A:	You will be voting on:
• the election of four members to our board of directors to serve until our 2026 annual meeting of stockholders;
• the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
• The recommendation, on a non-binding, advisory basis, as to the frequency of future advisory votes on the compensation of our named executive officers;
• the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023; and
• such other business as may properly come before the Annual Meeting or any adjournments.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
• "FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;
• "FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
• For the option of “EVERY 1 YEAR” as the frequency for future advisory votes on the compensation of our named executive officers; and
• "FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Q:	How can I vote?
A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.
Q:	How do I vote by proxy?
A:	If you choose to vote your shares by proxy, you have the following options:
•

Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Tuesday, June 6, 2023.

•

By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Tuesday, June 6, 2023.

• By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.
Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?
A:	You may obtain directions to the Annual Meeting by calling us at (629) 252-7040.
Q:	What constitutes a quorum?
A:

As of April 12, 2023, the record date, 15,977,064 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Q:	What are the voting requirements for the proposals?
A:	There are different voting requirements for the proposals.
•

Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election. A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director. If an incumbent director nominee receives a greater number of votes withheld than in favor of his or her election in an uncontested election, the nominee must promptly tender his or her resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the Securities and Exchange Commission. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•

The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, your shares will not be counted in the vote for such proposal and will have no effect on the outcome of the vote.

•

The recommendation, on a non-binding, advisory basis, as to the frequency of future advisory votes on the compensation of our named executive officers will be determined based on the option — EVERY 1 YEAR, EVERY 2 YEARS or EVERY 3 YEARS — that receives the highest number of votes. If you abstain from voting on the proposal to recommend the frequency of future advisory votes on the compensation of our named executive officers, your shares will not be counted in the vote for such proposal and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:

As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the company's named executive officers is not approved by the stockholders on an advisory basis?
A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	Will the vote to recommend the frequency of future advisory votes on the compensation of the Company’s named executive officers determine the actual frequency of future votes?
A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the outcome of the vote. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and will consider the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 is not ratified by the stockholders?
A:

Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?
A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:
• voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Tuesday, June 6, 2023;
• submitting a properly signed proxy card with a later date;

• delivering, no later than 5:00 p.m., Eastern Time, on Tuesday, June 6, 2023, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or
• attending the Annual Meeting and voting.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.
Q:	Who will count the votes?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.
Q:	How much will this proxy solicitation cost?
A:

We will bear the cost of the solicitation of proxies. We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

We have a diverse and independent board of directors. Our board of directors currently has 11 members, consisting of our CEO, our former CEO and nine independent directors.

Our current directors are:

Michael C. Arnold	Alfred E. Osborne, Jr., Ph.D.

David A. Foster	Teresa M. Sebastian

Richard P. Grimley	Donald J. Stebbins

Keith A. Harvey	Brett E. Wilcox

Jack A. Hockema	Kevin W. Williams

Lauralee E. Martin

Mr. Hockema, our former CEO, serves as Executive Chairman of the Board. Dr. Osborne currently serves as our Lead Independent Director, and, in connection with our board leadership succession planning, the board of directors has approved the transition of the Lead Independent Director position to Mr. Arnold, which will be effective following the Annual Meeting.

Our Board represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below. Additionally, our directors have a broad range of tenures, from less than one year to over 20 years of service, with an average tenure of approximately 8.9 years. We believe this diversity balances institutional knowledge and experience with new perspectives and ideas.

The table below sets forth the knowledge, skills or board experience, demographics and board tenure of our directors as of April 28, 2023:

KNOWLEDGE, SKILLS OR BOARD EXPERIENCE	Arnold	Foster	Grimley	Harvey	Hockema	Martin	Osborne	Sebastian	Stebbins	Wilcox	Williams
Other Public Company Board Experience	•	•			•	•	•	•	•	•
Public Company CEO Experience or Equivalent	•			•	•	•			•	•	•
Industrial Specific / Operations Experience	•		•	•	•		•	•	•	•	•
Mergers and Acquisitions	•	•	•	•	•	•	•	•	•	•	•
International	•	•	•		•	•		•	•	•	•
Governance	•	•		•	•	•	•	•	•	•
Legal / Regulatory								•		•
Financial / Accounting	•		•	•	•	•	•	•	•	•	•
Public Policy / Academia		•					•	•		•
Climate-related Risks		•				•				•
Cybersecurity Risks	•
DEMOGRAPHIC BACKGROUND
African American or Black							•	•			•
White	•	•	•	•	•	•			•	•
GENDER IDENTITY
Male	•	•	•	•	•		•		•	•	•
Female						•		•
BOARD TENURE
Years	1	14	0	2	21	12	16	3	3	16	1

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class II directors expires at the Annual Meeting; the term of our Class III directors will expire at the 2024 annual meeting of stockholders; and the term of our Class I directors will expire at the 2025 annual meeting of stockholders.

Board Refreshment and Director Succession Planning

We are committed to board refreshment. Currently, approximately 55% of our directors have a tenure of less than five years. The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	6	55%
6-10 Years	0	0%
11+ Years	5	45%

We thoughtfully plan for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•
evaluate the depth and diversity of experience of our board;
•
anticipate and plan for changes, including retirements;
•
constructively engage with the USW;
•
expand and replace key skills and experience that support our strategies;
•
build on our record of board diversity; and
•
maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of the executive chair, independent lead director and each of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities. As a result of the management and execution of our Board’s succession plans, a leadership transition of our board’s nominating and corporate governance committee occurred in March 2023 and our Lead Independent Director position will, following the 2023 Annual Meeting of Stockholders, be transitioned to Mr. Arnold.

Board Composition and Diversity

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence and diversity.

Gender Diversity	Ethnic Diversity	Independence
18%	27%	82%

Nominees for Class II Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the four nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than four nominees.

The Board of Directors Recommends a Vote "FOR ALL" of the Persons Nominated by the Board of Directors.

Set forth below is information about the Class II director nominees, including their ages, present principal occupations, other business experience, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes and skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the company.

JACK A. HOCKEMA

Executive Chairman of the Board

Director since: 2001

Committee: Executive (Chair)

Age: 76

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Hockema has served as Executive Chairman of the Board since July 2020 and a director since 2001. Mr. Hockema served as our CEO from 2001 to July 2020 and as Chairman of the Board from July 2006 to July 2020. He previously served as President of our company from October 2001 to December 2015, as Executive Vice President of our company and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and as Executive Vice President of our company from May 2000 to October 2001. He served as Vice President of our company from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of our company Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to our company and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of our company from 1977 to 1982, working at our Trentwood facility in Spokane, Washington, and serving as plant manager of our former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left our company to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry. He holds a Master of Science degree in Management and a Bachelor of Science degree in Civil Engineering, both from Purdue University.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)

QUALIFICATIONS:

Mr. Hockema has more than 30 years of experience with our company and more than 50 years in the metals industries, and, as a result, has a depth of experience in the aluminum and metals industries. Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

LAURALEE E. MARTIN

Director since: September 2010

Committees: Audit (Chair), ESG, Compensation, and Executive

Age: 72

Other Public Board Membership:
– Marcus & Millichap, Inc. (August 2019 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and

Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

PREVIOUS DIRECTORSHIPS:
– ABM Industries (2015 - 2019)

QUALIFICATIONS:

Having served as both the Chief Financial Officer and the head of the real estate lending group at Heller Financial and having served as the Chief Operating and Financial Officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

BRETT E. WILCOX

Director since: July 2006

Committees: Audit, Compensation, ESG (Chair), and Executive

Age: 69

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was designated by the USW as a director candidate in connection with the search process, and, pursuant to the terms of the Director Designation Agreement, was designated by the USW as a director candidate in connection with our 2008, 2011, 2014, 2017 and 2020 annual meetings of stockholders. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

KEVIN W. WILLIAMS

Director since: September 2021

Committee: Audit and Compensation

Age: 61

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Williams has served as President and Chief Executive Officer of GAA Manufacturing and Supply Chain Management, a third-party logistics and supply chain management company and one of the country's largest African American-owned businesses, since August 2018. Mr. Williams previously served as President and Managing Director of General Motors of Canada Limited and Vice President and General Manager, Global Service and Parts Operations of General Motors Company. Mr. Williams also held several other senior global roles at GM including chairman, president and managing director of GM de Mexico, Central America and the Cayman Islands; and global executive director of supplier quality and development for GM Worldwide and GM Europe among other assignments. Mr. Williams holds a Bachelor’s degree in business administration and management from Tennessee State University and a Master of Science degree in business administration and management from Central Michigan University.

QUALIFICATIONS:

The board of directors nominated Mr. Williams to our board because of his extensive manufacturing, automotive and supply chain management expertise as well as experience in labor relations.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class III Directors – Term Expiring at the 2024 Annual Meeting

MICHAEL C. ARNOLD

Director since: September 2021

Committee: Compensation and Nominating and Corporate Governance (Chair)

Age: 66

Other Public Board Membership:
– AGCO Corporation (2013 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Arnold is retired President and Chief Executive Officer of Ryerson Inc., a processor and distributor of industrial metals, and has previously held various senior management positions with The Timken Company from 1979 to 2010, including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; and Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe). Mr. Arnold holds a Bachelor’s degree in mechanical engineering and a Master’s degree in sales and marketing from University of Akron.

QUALIFICATIONS:

The board of directors nominated Mr. Arnold to our board because of his extensive manufacturing and distribution expertise in metals industries and public company board and board leadership experience, as well as his mergers and acquisition and supply chain experience in metals industries.

DAVID A. FOSTER

Director since: June 2009

Committees: ESG and Nominating and Corporate Governance

Age: 75

Other affiliations:
– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing (2006 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts. Mr. Foster has also served as a visiting scholar at the Massachusetts Institute of Technology since May 2019, working on the Roosevelt Project, a multi-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017. Prior to that, Mr. Foster was Executive Director of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW; experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability; and experience with the Energy Future Initiatives and projects focused on energy technology. Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2009, 2012, 2015 and 2018 annual meetings of stockholders and again in 2021 in connection with the Annual Meeting. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

RICHARD P. GRIMLEY

Director since: April 2023

Committees: Compensation and ESG

Age: 64

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Grimley has served as a consultant since June 2021 and previously served as Senior Vice President of Global Operations of Ball Corporation from July 2016 to June 2021. Prior to joining Ball Corporation, Mr. Grimley held various senior management positions with Rexam and its subsidiaries, including Global Director of Operations of Rexam Group, President and Chief Executive Officer of North America of Rexam, Chief Operating Officer of North and South Americas of Rexam Beverage Cans, and Vice President of Manufacturing of Rexam. Mr. Grimley holds a Bachelor’s degree in business administration from the University of Iowa and a Master’s degree in business administration from Benedictine University.

QUALIFICATIONS:

The Board appointed Mr. Grimley as a director because of his extensive experience in the aluminum packaging industry and manufacturing operations. Mr. Grimley was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement.

Class I Directors – Term Expiring at the 2025 Annual Meeting

KEITH A. HARVEY

President and Chief Executive Officer

Director since: 2020

Committee: Executive

Age: 63

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Harvey, see “Executive Officers” below.

QUALIFICATIONS:

Mr. Harvey’s substantial experience with our company and in the aluminum industry allows him to provide his perspective to our board of directors regarding our business, our industry and the strategic direction for our company based on his years of experience with our company in increasing leadership roles and in the aluminum industry.

ALFRED E. OSBORNE, JR.

Lead Independent Director

Director since: July 2006

Committees: Executive and Nominating and Corporate Governance

Age: 78

Other Public Board Memberships:
– Waverley Capital Acquisition Corp. 1 (August 2021 - Present)

– First Pacific Advisor family of seven funds (Crescent, New Income and US Core Equity Funds, December 1999 - Present; Source Capital Fund, August 2013 - Present; Flexible Fixed Income Fund, December 2018 - Present; and Queens Road Small Cap and Queens Road Value Funds, August 2020 - Present)

– Wedbush Capital (1998 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Dr. Osborne has served as Professor Emeritus of the UCLA Anderson School of Management since July 2022 and previously served as Senior Associate Dean for external affairs at the UCLA Anderson School of Management from July 2003 to June 2018 and again from July 2019 to June 2022, Interim Dean from July 2018 to June 2019 and Professor of Global Economics and Management from July 2008 to June 2022. Dr. Osborne also previously served as Director of the Harold and Pauline Price Center for Entrepreneurial Studies at the UCLA Anderson School of Management.

QUALIFICATIONS:

Dr. Osborne has served on many boards and board committees of public companies and investment funds over a more than 30-year period. During that time, Dr. Osborne worked extensively on the development of board and director best practices, as well as director training and governance programs sponsored by the UCLA Anderson School of Management. Dr. Osborne was one of the original directors selected by a search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 and was selected because of his public company board experience and governance background. During his service on our board of directors, Dr. Osborne has gained an understanding of our company and the environment in which we operate. Dr. Osborne's experience as a director of public companies, as a member of various board committees of public companies, and as an educator in the fields of business management and corporate governance allows him to draw on his experience and offer guidance to our board of directors and management on issues that affect our company, including governance and board best practices.

TERESA M. SEBASTIAN

Director Since: June 2019

Committees: Audit, ESG and Nominating and Corporate Governance

Age: 65

Other Public Board Membership:
– The AES Corporation (January 2021 – Present)
– Terminix Global Holdings (July 2021 – October 2022)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Sebastian has been the President and Chief Executive Officer of The Dominion Asset Group, an angel investment and consulting firm, since June 2015, an adjunct professor for accounting and enterprise risk management at Vanderbilt Law School since August 2017, and an adjunct professor for governance and compliance at the University of Michigan Law School since August 2016. Ms. Sebastian was previously the Senior Vice President, General Counsel, Corporate Secretary and Internal Audit executive leader, of Darden Restaurants, Inc., a publicly held multi-brand restaurant operator, from October 2010 to March 2015.

Before joining Darden Restaurants, Ms. Sebastian served as Vice President at Veyance Technologies, Inc., a manufacturer and marketer of engineered rubber products, Senior Vice President at Information Resources, Inc., a provider of information, analytics and insights, and held leadership roles in senior management in two regulated companies, DTE Energy Company, and CMS Energy Corporation. She also held positions in financial analysis at Michigan Consolidated Gas Co., Morgan Stanley, and Bank of America. Ms. Sebastian is NACD Directorship Certified®.

QUALIFICATIONS:

The board of directors nominated Ms. Sebastian because of her broad experience and background in management, expertise in corporate governance and matters relating to the Sarbanes-Oxley Act, risk management and compliance, and experience in a wide variety of industries, including manufacturing, finance and data technology. Ms. Sebastian has significant experience in public and private company capital raising, mergers and acquisitions, and global transactions. Her service as a board member of a private company, chair of an audit committee for one of the largest non-profits in the U.S., internal audit executive leadership experience and accounting and financial background reinforce her qualification as an audit committee financial expert, ability to understand our financial statements and ability to provide guidance and insight to our board of directors and management regarding business, risk management, accounting and financial issues. Ms. Sebastian was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”) in connection with our 2022 annual meeting of stockholders.

DONALD J. STEBBINS

Director Since: June 2019

Committees: Compensation (Chair), Executive, and Nominating and Corporate Governance

Age: 65

Other Public Board Memberships:
– Snap-on Tools (2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (May 2014 - December 2018)

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the company's 2023 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.

The compensation committee, based on our management's recommendation, did not make any adjustments to our existing incentive programs despite the numerous challenges we encountered in 2022, including unprecedented supply chain disruptions, inflationary cost pressures and historically high labor turnover, which negatively impacted our financial performance and resulted in no payout under our 2022 short-term incentive plan and no performance shares earned under our 2020 – 2022 long-term incentive plan. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. Accordingly, we determined that it was appropriate to maintain our existing incentive programs without adjustments that would otherwise mitigate the impact of the challenges we experienced on the payouts under our incentive plans.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2022. The review included consideration of stockholder feedback, the approximately 96% approval of the 2022 advisory vote to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation. Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2022 would consist primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieves a certain Adjusted EBITDA performance level as more fully described below, (2) adjusted for (a) our safety performance based on our total case incident rate, or TCIR, which is the average number of work-related injuries incurred per 100 workers during a one-year period, as well as lost-time case incident rate, or LCIR, which is the average number work-related injuries that resulted in lost or restricted days or job transfer incurred per 100 workers during a one-year period, (b) our quality performance based on our no-fault claim rate, (c) delivery performance based on our on-time delivery rate, (d) cost performance based on our manufacturing efficiency, and (e) in exceptional instances approved by the compensation committee, individual performance based on individual, facility, and/or functional performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target for our named executive officers; and
•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which vest, if at all, based on our TSR, compared to the TSR of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Material Indices and 40% of which vest, if at all, based on our adjusted EBITDA margin performance, each over the 2022-2024 performance period.

Our board's compensation committee, working with the compensation committee’s independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2022, the compensation committee approved a new 26-company peer group more fully described in our CD&A section to account for the increased company size and scope resulting from the acquisition of Warrick. As of November 2021, the new custom peer group had (1) market capitalization ranging from approximately $696 million to approximately $12.9 billion and a median market capitalization of approximately $3.4 billion, and (2) trailing 12 months revenues ranging from $1.5 billion to approximately $6.8 billion and median revenue of approximately $3.4 billion. Our market capitalization and revenue, both as of December 31, 2022, were $1.2 billion and $3.4 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986, as amended (referred herein as the Code).

For 2022, over 80% of the target total compensation of our CEO and approximately 55% to 70% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain financial performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders. The table below sets forth the best practice compensation features we have adopted as of 2022.

Best Practice Compensation Features

What We Do ✓		What We Don't Do ✗
✓

DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality, delivery and cost performance, as well as individual performance

		✗	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✗	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✗	NO pledging of our securities
✓	DO subject the vesting of 60% (70% for our CEO) of long-term incentive awards to performance targets based on relative TSR and adjusted EBITDA margin, each over a three-year performance period	✗	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO and non-employee directors and 3x for other executive officers)	✗	NO guaranteed payout for cash incentive compensation
✓	DO maintain a clawback policy for both equity and cash awards	✗	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both our short-and long-term incentive plans	✗	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✗	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant	✗	NO gross-up payments

We believe our incentive compensation programs are designed to demand continuous improvement. We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders. Our key strategic initiatives are to:

•
enhance our position as the supplier of choice;
•
improve our position as a low cost producer;
•
achieve profitable sales growth;
•
continue to develop and strengthen technical and managerial talent and depth;
•
sustain financial strength and flexibility; and
•
continue to enhance our standing as a valued corporate citizen.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers. While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs. We hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2024 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we ask stockholders to vote once every six years on an advisory, non-binding resolution regarding the frequency of future advisory votes to approve named executive compensation. The vote is intended to obtain the recommendation of stockholders as to whether an advisory vote to approve the compensation of our named executive officers should occur every one, two, or three years. Stockholders may also abstain with respect to this proposal.

After careful consideration of this proposal, our board of directors has determined that an annual advisory vote to approve the compensation of our named executive officers is the most appropriate alternative for our company. We believe that an annual advisory vote to approve named executive officer compensation will (1) allow us to obtain information on stockholders’ views on executive compensation on a more consistent basis, (2) provide our board of directors and compensation committee with frequent input from stockholders on executive compensation, and (3) advance our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Accordingly, our board of directors recommends the submission to our stockholders of an advisory vote to approve named executive officer compensation on an annual basis.

While this vote on the frequency of future advisory votes to approve named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions that our stockholders express in their votes and will consider the outcome of the vote when determining the frequency of future advisory votes to approve the compensation of our named executive officers. The next frequency vote is expected to occur at the 2029 annual meeting.

The board of directors recommends a vote for the option of “EVERY 1 YEAR” as the frequency of future advisory votes on the compensation of our named executive officers. In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we ask stockholders to vote once every six years on an advisory, non-binding resolution regarding the frequency of future advisory votes to approve named executive compensation. The vote is intended to obtain the recommendation of stockholders as to whether an advisory vote to approve the compensation of our named executive officers should occur every one, two, or three years. Stockholders may also abstain with respect to this proposal.

The board of directors recommends a vote for the option of “EVERY 1 YEAR” as the frequency of future advisory votes on the compensation of our named executive officers.

Proposal 4 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company. The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2024.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and ESG committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors and employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investors - Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 82% of the directors are independent
	✓	Independent audit, compensation, ESG and nominating and corporate governance committees
	✓	Diverse in perspective and background - 18% gender diversity and 27% ethnic diversity
	✓	Separate CEO and Chairman roles
	✓	Strong lead independent director
Board Practices and Policies	✓	Strong commitment to board refreshment - approximately 55% of directors have a tenure of less than five years
	✓	Regular executive session of independent directors without management present at every board and committee meeting
	✓	Oversight of management activities, including annual risk management assessment
	✓	Directors encouraged and invited to attend meetings of committees of which they are not members
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
	✓	Robust annual board and committee assessments with external and/or internal resources, including performance reviews of individual directors by Lead Independent Director and Executive Chairman
	✓	Policy encourages diversity of gender, ethnicity, age and background, as well as a range in tenure to ensure both continuity and fresh perspectives
Accountability	✓	Regular extensive engagement by management with stockholders to discuss our performance, governance structure, compensation practices and other ESG initiatives, as well as other matters
	✓	Majority vote standard in uncontested director elections
	✓	Annual governance surveys to assess our culture and the effectiveness of our training
	✓	Encourage reporting of illegal or unethical behavior, including the use of InTouch, a third-party reporting program
	✓	No related-party transactions requiring disclosure under Section 404(a) of Regulation S-K
Share Ownership / Compensation	✓	“Pay for performance” compensation structure
	✓	Robust equity ownership and retention requirements for executives and directors
	✓	Prohibition of hedging and pledging of our shares
	✓	Robust clawback policies in our incentive compensation plans

Board Leadership Structure

In July 2020, in connection with Mr. Harvey’s succession as CEO, we separated the roles of CEO and Chairman of the Board of our company and Mr. Hockema, our former CEO, became Executive Chairman of the Board. Dr. Osborne currently serves as our Lead Independent Director, and, in connection with our board leadership succession planning, the board of directors has approved the transition of the Lead Independent Director position to Mr. Arnold, which will be effective following the Annual Meeting. We believe that Mr. Hockema's substantial experience with our company and in the metals industries, the independence of the other directors, our governance structure and the interaction between and among Messrs. Hockema, Harvey, Osborne and Arnold and the other directors make our board leadership structure the most appropriate for our company and our stockholders.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors when the Executive Chairman of the board is not independent, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of Mr. Harvey and our management independently and objectively. The responsibilities of our Lead Independent Director include:

•
establishing the agenda for executive sessions;
•
calling a meeting of independent directors upon the request of a majority of independent directors;
•
serving as a liaison between our independent directors and Executive Chairman of the Board;
•
presiding at meetings of our independent directors;
•
soliciting advice and input from our independent board members; and
•
routinely meeting and conferring with our CEO and Executive Chairman of the Board to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, ESG and nominating and corporate governance committees consists solely of independent directors. The chair of each committee serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required. Finally, under our bylaws, special meetings of our board of directors may be called by the Chairman, our CEO or a majority of our board members.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise topics that are not on the agenda at any meeting of our board of directors. In addition, our independent directors, representing nine of our 11 directors, are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around all of our meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures. The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies and incentivizing the conduct of our business in a manner consistent with our corporate values and implementing our clawback policies. The ESG committee of our board of directors is responsible for overseeing our ESG risks, including overseeing our overall approach to ESG principles and related disclosures, reviewing and evaluating the succession planning of our executive officers (other than the CEO), and reviewing the diversity of our management and workforce and our approach to diversity, equity and inclusion. Our Executive Vice President, Chief Administrative Officer and

General Counsel, working with a committee of other members of senior management, oversees our climate-related risk management approach, and we report regularly to the ESG committee and the full board of directors.

In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and the full board of directors regarding this process.

Information Security

We employ information systems to support our business. As is the case for other manufacturing companies of comparable size and scope, we, from time to time, experience attempted cyber-attacks on our information system. We also face risks associated with other potential significant failures or disruptions of our information technology networks. We utilize a risk-based, multi-layered information security approach following the National Institute of Standards and Technology Cybersecurity Framework and have adopted and implemented an approach to identify and mitigate information security risks that we believe is commercially reasonable for manufacturing companies of our size and scope, including many of the best practices of the National Institute of Standards and Technology Cybersecurity Framework.

Our Director - Kaiser Protect is responsible for overseeing our cybersecurity program across our company and reports directly to our Chief Information Officer (“CIO”), who is responsible for the usability, implementation and management of our information and computing systems. At least monthly, our senior management reviews our information security performance and recent cybersecurity industry trends and risks with our CIO and Director - Kaiser Protect, Management also reports these updates to the audit committee at least twice a year with two of such reports reviewed with the full board of directors. The audit committee is responsible for the review of risks relating to our information technology system, including cybersecurity, emerging cybersecurity developments and threats and our strategy for mitigating cybersecurity risks. Our entire board of directors is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and mitigate information security risks.

We regularly engage independent third parties to test our information security processes and systems as part of our overall enterprise risk management. We also periodically engage in tabletop exercises with third-party consultants to better prepare us for potential cyber threats. In addition, we conduct annual information security training to ensure employees are aware of information security risks and to enable them to take steps to mitigate those risks. As part of this program, we also take reasonable steps to ensure our executive management and employees who may come into possession of confidential financial information receive appropriate information security awareness training.

We have not experienced a material information security breach. In addition, to date, no attempted cyber-attack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our operations or financial results, or in any penalties or settlements. In the event an attack or other intrusion were to be successful, we have a response team of internal and external resources engaged and prepared to respond. We also have a cyber risk insurance policy to help us mitigate risk exposure by offsetting costs involved with recovery and remediation in the event of a successful attack or other intrusion.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by our directors concerning their backgrounds, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Martin and Sebastian and Messrs. Arnold, Foster, Grimley Osborne, Stebbins, Wilcox and Williams, representing nine of our 11 directors, satisfies the general independence criteria. The two remaining directors, Messrs. Harvey and Hockema, do not meet the independence criteria as our CEO and former CEO, respectively. In making such determination, our board of directors considered the relationships that each of our directors have with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

•
the USW has been a good steward of its rights under the Director Designation Agreement;
•
the nominees of the USW have made significant contributions to our board of directors;
•
the Director Designation Agreement reflects the constructive relationship between the USW and our company; and
•
the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane, Washington and Newark, Ohio facilities, in December 2019, the Director Designation Agreement which was set to expire on December 31, 2020 was extended to December 31, 2025. Under the Director Designation Agreement, as amended, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the designation for nomination and include the candidate in the slate of directors that the board of directors recommends. Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors that have been nominated by the USW are Messrs. Foster, Grimley and Wilcox and Ms. Sebastian.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; an ESG committee; and a nominating and corporate governance committee.

The following table sets forth the chair and members of each committee of our board of directors and the number of meetings each committee held during 2022.

Committee	Members	Number of Meetings Held in 2022
Executive Committee	Jack A. Hockema (Chair)	—
	Michael C. Arnold (1)
	Keith A. Harvey
	Lauralee E. Martin
	Alfred E. Osborne, Jr.
	Donald J. Stebbins
	Brett E. Wilcox
Audit Committee	Lauralee E. Martin (Chair)	6
	Emily M. Liggett (2)
	Teresa M. Sebastian
	Thomas M. Van Leeuwen (3)
	Brett E. Wilcox
	Kevin W. Williams
Compensation	Donald J. Stebbins (Chair)	6
Committee	Michael C. Arnold
	Richard P. Grimley (4)
	Lauralee E. Martin
	Thomas M. Van Leeuwen (3)
	Brett E. Wilcox
ESG Committee	Brett E. Wilcox (Chair)	5
	David A. Foster
	Leo W. Gerard (5)
	Richard P. Grimley (4)
	Emily M. Liggett (2)
	Lauralee E. Martin
	Teresa M. Sebastian
Nominating and	Alfred E. Osborne, Jr. (Chair) (1)	5
Corporate Governance	Michael C. Arnold (1)
Committee	David A. Foster
	Teresa M. Sebastian
	Donald J. Stebbins
	Thomas M. Van Leeuwen (3)

___________________

(1)	Mr. Arnold was appointed as Chair of the nominating and corporate governance committee and joined the executive committee in March 2023.
(2)	Ms. Liggett served as a member of the audit and ESG committees until June 2022.
(3)	Mr. Van Leeuwen served as a member of the audit, compensation and nominating and corporate and governance committees until June 2022.
(4)	Mr. Grimley became a member of the compensation and ESG committees in March 2023.
(5)	Mr. Gerard served as a member of the ESG committee until June 2022.

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of our CEO, executive chairman of the board of directors, lead independent director and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

•
establishing hiring policies for employees or former employees of the independent accounting firm;
•
reviewing our systems of internal accounting controls;
•
discussing risk management policies, including risks relating to information technology ;
•
approving related-party transactions;
•
establishing procedures for complaints regarding financial statements or accounting policies; and
•
performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee members may have participated in the preparation of our financial statements during the three years prior to their appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the Securities and Exchange Commission. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one director nominated by the USW is appropriately qualified.

Our board of directors has determined that all members of the audit committee during 2022 (1) meet the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that each member of the audit committee satisfies the financial sophistication criteria described above and satisfies the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

•
administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2021 Equity and Incentive Compensation Plan (referred to herein as our 2021 Plan);
•
overseeing regulatory compliance with respect to compensation matters;
•
reviewing director compensation; and
•
performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of our executive officers and other members of senior management, including those reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence. Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources and legal departments.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that all members of the compensation committee during 2022 meet the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee during 2022, (1) was an officer or employee of our company during 2022, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the Securities and Exchange Commission with respect to certain relationships and related-party transactions. Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

ESG Committee

The ESG committee of our board of directors coordinates the environmental, social and governance efforts among all the board committees and assists the board of directors in discharging its responsibilities relating to management succession planning and oversight of leadership and talent development. We consider leadership, our corporate values and succession planning priorities throughout the company and recognize that, over the long term, our commitment to the sustainability of our business and creation of long-term value for our stakeholders provide competitive advantages.

The ESG committee reviews and evaluates (1) the succession planning for our executive officers, other than our CEO, whose succession is discussed routinely during board executive sessions, and (2) the leadership and development training of key employees with the potential to succeed our executive officers, including the progression and development of such key employees. In addition, the ESG committee provides more focused oversight of (1) the company’s strategic ESG activities and initiatives, consistent with our corporate values, and (2) our executive succession planning, human capital development, the diversity of our management and workforce and our diversity, equity, inclusion and belonging ("DEIB") initiatives. The ESG committee is also responsible for (1) the review, on a periodic basis, of our corporate values and key initiatives supporting our corporate values, (2) the coordination with the nominating and corporate governance committee on governance matters impacting our ESG principles (3) the oversight of the preparation and publication of our annual sustainability reports, (4) the oversight of ESG-related risks, including climate-related risks and opportunities, and review of those risks and opportunities with the full board of directors, (5) the review of our ESG strategies and initiatives, including internal and external metrics and goals with respect to greenhouse gas emissions and other related ESG metrics, (6) the review of our ESG performance and (7) the review of emerging trends and investor expectations regarding ESG topics. The ESG committee meets with our CEO to review its observations and management’s criteria for evaluating the performance and advancement potential of key employees and regularly reports its activities to our board of directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when the members of the board of directors:

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exhibit strong leadership in their particular fields or areas of expertise;
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possess the ability to exercise sound business judgment;
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have strong educational backgrounds or equivalent life experiences;
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have substantial experience both in the business community and outside the business community;
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contribute positively to the existing collaborative culture among members of our board of directors;
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represent the best interests of all of our stockholders and not just one particular constituency;
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have experience as senior executives of a company of significant size or prominence or another business or organization comparable to our company;
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possess skills and experience which make them desirable additions to a standing committee of our board of directors;
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consistently demonstrate integrity and ethics in their professional and personal lives; and
•
have the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which they are a member.

Other duties and responsibilities of the nominating and corporate governance committee include:

•
assisting in management succession planning, including with respect to our CEO, executive chairman director of our board of directors and lead independent director;
•
considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;
•
evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;
•
making recommendations to our board of directors regarding the appropriate size of our board of directors; and
•
performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then such director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

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proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;
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a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;
•
the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;
•
a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;

•
with respect to the director candidate, (1) the candidate’s name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by the candidate, (3) a resume or similar document detailing the candidate’s personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the Securities and Exchange Commission or the rules of the Nasdaq Stock Market; and
•
a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy, and all members of the Nominating and Corporate Governance Committee during 2022 satisfied, the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Board and Committee Meetings and Consents in 2022

During 2022, our board of directors held six meetings and acted by unanimous written consent five times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period the director was on our board of directors in 2022 and each committee on which the director served held during the period the director served on such committee in 2022.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2022 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board and committee assessments using internal and/or external resources. Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors and its committees are functioning effectively. The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate.

In addition to the evaluation performed by the nominating and corporate governance committee, our nominating and corporate governance committee periodically engage an independent third party to engage in discussions with each of directors individually. The results from the interviews are summarized and reviewed with the nominating and corporate governance committee and the board of directors. The Executive Chairman and the Lead Independent Director also meet with each director individually to discuss board and committee performance. In addition, we coordinate with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder feedback and insights and believe that accountability to stockholders is an essential component of good governance. We engage in ongoing, proactive discussions of a variety of topics with significant stockholders throughout the year. Such discussions include our CEO, Executive Chairman, Lead Independent Director and/or other members of senior management as requested by our stockholders. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors. Our board of directors reviews the feedback and determines whether additional discussion and actions are necessary by the full board or any board committees. In 2022, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 50% of shares outstanding on matters relating to our long-term business strategy and performance; operations, including our Packaging business; board structure and leadership succession planning; executive compensation and annual Sustainability Report as well as related ESG matters. This information is also reviewed by members of our senior management and the full board of directors.

Sustainable Value Creation

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. Below are highlights of our efforts to continue to be a valued corporate citizen in 2022:

Environmental
●

On track to meet our goals to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, compared, in each case, to 2019 levels by 2030

●	Expanded environmental disclosures in 2021 Sustainability Report to include operational metrics of Warrick, case studies of Trentwood's water program, and waste information
●	Continued transformational project to enable Warrick to source electricity from utility with a cleaner grid factor and access to renewable energy
●	Continued to diversify Warrick's primary aluminum supplies to sources with lower carbon footprints
●	Continued to optimize our use of recycled and scrap aluminum
●	Further aligned with SASB reporting standards for the metals and mining sector through inclusion of enhanced information in our 2021 Sustainability Report
●	Completed climate risk assessment and scenario analysis consistent with the TCFD framework and subsequently published our inaugural TCFD report in March 2023
●	Maintained strong product quality performance

Social
●	Maintained strong safety performance, including a record lost time incident rate performance, in a challenging labor market with historical high turnover rate
●	Launched our Women’s Leadership Program
●	Enhanced cybersecurity and social disclosures in our most recent Sustainability Report, including providing a link to our EEO-1 Report
●	Continued to expand recruiting strategy to include more diverse candidates
●	Continued to attract, develop, promote and retain qualified people from all cultures and segments of the population
●	Continued to focus on talent development across the organization to attract, motivate and retain productive and engaged employees and to ensure consistency of culture and strategic direction
●	Continued to incorporate diversity, equity, inclusion and belonging training and awareness into training and development programs and platforms
●	Continued significant participation in charitable outreach as well as contribution to and sponsorship of community-driven organizations and events

Governance
●	Maintained corporate governance best practices, including:
	●	82% Independent Board
	●	Separate CEO and Chairman
	●	Diverse Board - over 30% gender or ethnic diversity in membership
●

Ongoing commitment to refreshment, including the planned transition of the Nominating and Corporate Governance Committee chairmanship in March 2023 and Lead Independent Director role immediately following the Annual Meeting

	●	Robust and multi-tiered board and committee annual assessment process
	●	Rigorous director nominating process, including for directors nominated by USW under our Director Designation Agreement
●	Continued development of internal benchmarking and goals to help integrate ESG principles into our strategies and initiatives
●	Continued annual employee surveys, which gauge effectiveness of our corporate governance measures as well as employees' perception of our culture and values
●	Continued to actively engage with stockholders owning approximately 50% of our outstanding shares

2023 and Beyond

We recognize that long-term excellence requires sustainable business practices and strong governance. Accordingly, we intend to continue our efforts to advance our sustainability and governance as a company, including our efforts to:

Environmental		Social		Governance
●	Identify strategies to further reduce our overall GHG emissions and intensity	●	Focus on the health and safety of our employees	●	Assure Board refreshment and the continued alignment of overall Board skill sets with the evolving needs and strategies of our company
●	Invest in our business operations to increase manufacturing efficiency, and, in turn, reduce our environmental footprint	●	Leverage and incorporate well-established DEIB best practices, including employee resource groups and other initiatives	●	Maintain strong Board oversight of risk management and ESG matters
●	Optimize our use of recycled and scrap aluminum across our manufacturing operations	●	Focus on talent development across the organization to attract, motivate and retain productive and engaged employees from all cultures and segments of the population based on ability	●	Assure independence and diversity of our Board and Board committees
●	Continue to enhance future disclosures to align with SASB and TCFD standards	●	Treat all employees with dignity and respect	●	Actively engage with stockholders
●	Update our progress related to our ESG goals through our annual sustainability reports	●	Implement new systems and processes to monitor suppliers’ human rights policies and supplier diversity

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares. Currently, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines. Our stock ownership guidelines also apply to senior management. For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

Our securities trading policy prohibits our directors, employees, including our named executive officers, and independent directors, and members of their immediate families, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors, and members of their immediate families, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short-and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company. Our determination is based on, among other factors, the following:

•
Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;
•
Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;
•
A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods (63% for our CEO and 35% to 50% for our other named executive officers), which ensure that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;
•
Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;
•
All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards;
•
Our short-term incentive plan and our performance shares require the attainment of demanding threshold and target company performance levels before any payments are earned or performance shares vest; and
•
Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to such group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 12, 2023, the record date.

Name	Age	Position(s)
Keith A. Harvey	63	President and CEO
Neal E. West	64	Executive Vice President and Chief Financial Officer
John M. Donnan	62	Executive Vice President, Chief Administrative Officer and General Counsel
Jennifer S. Huey	42	Vice President and Chief Accounting Officer
Mark R. Krouse	71	Vice President - Human Resources
Del L. Miller	63	Vice President – Treasury, Risk and Procurement
Raymond D. Parkinson	64	Senior Vice President - Advanced Engineering
Blain A. Tiffany	64	Executive Vice President – Sales and Marketing
Jason D. Walsh	43	Executive Vice President - Manufacturing
Brant W. Weaver	48	Vice President - Strategic Development

Set forth below are brief descriptions of the business experience of each of our executive officers.

Keith A. Harvey has served as our President and Chief Executive Officer since July 2020. He previously served as President and Chief Operating Officer from December 2015 to July 2020, Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000. Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Executive Vice President and Chief Financial Officer since March 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to March 2021. Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Executive Vice President, Chief Administrative Officer and General Counsel since March 2021. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, environmental, safety, quality and human resources functions. He previously served as our Executive Vice President – Legal, Compliance and Human Resources from June 2012 to March 2021, our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Jennifer S. Huey has served as our Vice President and Chief Accounting Officer since March 2019. Ms. Huey joined our company in January 2014 as Director, Consolidation and External Reporting. Prior to joining Kaiser, Ms. Huey was the SEC Reporting Manager at Mindspeed Technologies, Inc. Previously, she served as Manager in the Assurance and Advisory Business Service group of Ernst & Young LLP. Ms. Huey has a Bachelor of Arts degree in Economics from the University of California, Berkeley and a Master of Science degree in Accountancy from the University of Virginia. Ms. Huey is also a Certified Public Accountant.

Mark R. Krouse has served as our Vice President - Human Resources since September 2013. Prior to joining Kaiser, Mr. Krouse served as Vice President, Human Resources of Samsung C&T Engineering and Construction, Americas from January 2012 to August 2013. Mr. Krouse was also an Adjunct Professor of California State University, Fullerton from September 2007 to June 2010. In addition, Mr. Krouse held various human resources positions, including Vice President, Human Resources, with Fluor Corporation from 1976 to 2006. Mr. Krouse holds a Master of Science degree in International Administration and a Bachelor of International Relations degree, both from the University of Southern California.

Del L. Miller has served as our Vice President – Metal Strategy since October 2022. He previously served as Vice President – Treasury, Risk and Procurement from December 2020 to October 2022 and Vice President and Treasurer from April 2017 to December 2020. Mr. Miller joined Kaiser in 1997 and has held numerous positions of increasing responsibility, including Treasurer and Vice President - Commodity Risk Management from June 2015 to April 2017, Vice President and Treasurer from April 2017 to August 2018 and Vice President – Procurement and Metal Management from August 2018 to December 2020. Prior to joining Kaiser, he worked for Commonwealth Aluminum with responsibility for managing commodity and financial price risks. His background also includes over 10 years with Coors and Coors-related companies with positions of increasing responsibility in accounting, purchasing, and commodity risk management. Mr. Miller holds a Master of Business Administration degree in Finance from the University of Denver and a Bachelor of Science degree in Accounting from Colorado State University. He is a Certified Public Accountant (inactive).

Raymond D. Parkinson has served as our Senior Vice President - Advanced Engineering since January 2020. He previously served as Vice President - Advanced Engineering from 2001 to January 2020. Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College. Dr. Parkinson is also a Fellow of the Institute of Materials, Minerals and Mining.

Blain A. Tiffany has served as Executive Vice President – Sales and Marketing since April 2022. Mr. Tiffany previously served as Senior Vice President – Sales and Marketing from January 2020 to April 2022 and as Vice President – Sales & Marketing, High Strength and General Engineering Products from July 2014 to December 2020. Mr. Tiffany joined Kaiser in 2013 as Vice President - Marketing, Hard Alloy Extrusions, Pipe and Tube. Prior to joining Kaiser, Mr. Tiffany held several senior management positions during his 34 years in metals distribution. He was most recently with A.M. Castle & Co. where during his 13 years with the company he served as President of the Steel Plate division, President of the Aerospace division and President of the Industrial division. He holds a Bachelor of Science degree in Business Administration from Almeda College and completed the Strategic Metals Management Program at the Olin Business School Washington University in St. Louis, Missouri.

Jason D. Walsh has served as our Executive Vice President – Manufacturing since April 2022. Mr. Walsh previously served as Senior Vice President – Manufacturing from August 2020 to April 2022 , as Senior Vice President – Flat Rolled Products from June 2018 to August 2020, as Vice President and General Manager – Automotive and Soft Alloy from January 2017 to June 2018, as Vice President and General Manager – Automotive from February 2017 to December 2017, and as Vice President – Financial, Planning and Analysis from April 2012 to January 2017. Mr. Walsh joined Kaiser in 2006 as Manager, Financial Planning & Analysis and served as Group Controller, Common Alloy Products and Director, Financial Planning & Analysis. Prior to joining Kaiser, he held positions of increasing responsibility in manufacturing operations with Caterpillar Inc. He holds a Master of Business Administration degree in Finance from the University of Chicago and a Bachelor of Science degree in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

Brant W. Weaver has served as our Vice President - Strategy Development since January 2020. He previously served as Vice President - Soft Alloy Extrusion Manufacturing from June 2018 to January 2020, as Senior Director - Kaiser Production System from June 2016 to May 2018, and as Director - Aerospace Sales from December 2011 to May 2016. He joined the company in 2006 as a Kaiser Production System Manager and has held numerous positions of increasing responsibility. Prior to joining Kaiser, Mr. Weaver was an Associate Vice President at National City Bank. Prior to National City Bank, he was the Quality Manager at Lincoln Financial Group. Mr. Weaver holds a Masters of Business Administration and a Bachelor of Science with a major in Accounting from Indiana Wesleyan University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on February 23, 2023.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Donald J. Stebbins (Chair)

Michael C. Arnold

Richard P. Grimley

Lauralee E. Martin

Brett E. Wilcox

Kevin W. Williams

Compensation Discussion and Analysis

Introduction

This section provides:

•
our 2022 performance highlights;
•
a discussion of our 2022 capital allocation;
•
an overview of the compensation committee;
•
a discussion of the objectives of our comprehensive compensation structure;
•
a discussion of the design of our overall 2022 compensation program for senior management;
•
a discussion of all material elements of 2022 compensation for each of our named executive officers whose names and titles (during 2022) are set forth in the following table:

Name	Title
Keith A Harvey	CEO (principal executive officer)
John M. Donnan	Executive Vice President, Chief Administrative Officer and General Counsel
Neal E. West	Executive Vice President and Chief Financial Officer (principal financial officer)
Jason D. Walsh	Executive Vice President - Manufacturing
Blain A. Tiffany	Executive Vice President - Sales and Marketing
•
a summary of the board’s consideration of the 2022 advisory vote to approve named executive officer compensation;
•
a discussion of actions with respect to 2022 compensation;
•
a summary of our stock ownership guidelines and securities trading policy; and
•
a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2022 Performance Highlights

We believe 2022 was pivotal in our evolution as we laid the necessary groundwork to position our company for long-term, sustainable growth despite the numerous challenges we encountered, including unprecedented supply chain disruptions, inflationary cost pressures and historically high labor turnover. Our results for 2022 reflected significant supply chain issues specifically related to magnesium and molten metal supply challenges at our Warrick operation that resulted in reduced packaging and plate shipments in the third quarter 2022 coupled with the planned outage at our Trentwood operation. Higher inflationary driven costs during the year, which we partially offset through pricing actions, cost reduction efforts and efficiency improvement projects, further affected results.

The table below highlights our 2022 financial performance:

Shipments	Net Sales	Net Loss (1)	Adjusted Net Loss (2)	Conversion Revenue (2)	Adjusted EBITDA (2)	Net Loss Per Diluted Share (1)	Adjusted Loss Per Diluted Share (2)

1.3	$3.4	$29.6	$8.7	$1.4	$141.9	$1.86	$0.55

Billion lbs	Billion	Million	Million	Billion	Million

_____________

(1)

Our results reflected significant supply chain issues specifically related to our magnesium and molten metal supply at our Warrick facility and reduced packaging and plate shipments in the third quarter 2022 due to the magnesium related force majeure coupled with the planned outage at our Trentwood facility. In addition, higher inflationary driven costs during the year, which we attempted to aggressively offset through pricing actions, cost reduction efforts and efficiency improvement projects, further affected results.

(2)

See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”), “adjusted” or “Conversion Revenue” are not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

While 2022 was a highly challenging year amid unprecedented supply chain disruptions and ongoing inflationary cost pressures, we believe we have made remarkable progress to position our company for success, including:

•
Managing through significant supply chain disruptions and integration challenges;
•
Focusing on margin improvement efforts through ongoing efforts to improve operational efficiencies and implementation of commercial actions to improve margins;
•
Refining the strategy for our Warrick operations;
•
Prioritizing investments in our growth through our roll coat capacity expansion project at our Warrick facility;
•
Remaining well positioned to service the recovery we have been experiencing in aerospace and continued demand for general engineering (plate) following the completion of a planned outage at our Trentwood facility in third quarter; and
•
Maintaining strong safety performance despite historically high turnover rate.

Looking ahead, we remain intently focused on continuing to pursue cost reductions in our operations, improving efficiencies and implementing commercial actions to increase our margins. We believe the strategy we have in place should lead to improved performance in the year ahead. While our efforts will take time to manifest fully, we are confident in our ability to execute given our solid market position as a key supplier, focus on diverse end markets with strong secular growth characteristics, deep customer relationships and multi-year contracts with strategic partners.

Capital Allocation Priorities

Our capital allocation strategy focuses on organic growth, external growth and returning cash to stockholders through dividends and share repurchase.

We continue to invest in our business to further enhance manufacturing efficiency, product quality and capability. Since 2007, we have invested approximately $1.1 billion in our business organically at approximately two times depreciation and with sustaining capital of approximately 60% of depreciation.

We use a strategic filter to review all potential acquisitions. We will not engage in an acquisition unless it has a strategic rational that passes the strategic filter.

We also expect to continue to pay regular dividends. Since 2007, we have returned over $935 million to stockholders through quarterly dividends and share repurchase.

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the ESG committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and virtually at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•
our strategy and key strategic objectives, business plan, and underlying assumptions;
•
objectives for our compensation programs;
•
the structure of our compensation programs;
•
the role of our compensation programs in management succession planning; and
•
compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2022 Compensation Program

Our 2022 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•
a short-term annual cash incentive payable only if the performance threshold is met; and
•
an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies and 40% of which vest, if at all, based on our adjusted EBITDA margin performance, each over a three-year performance period (2022 through 2024).

In addition to focusing on "pay for performance," our 2022 compensation program:

•
balanced short-term and long-term goals, with:
•
more than 60% of the target total compensation of our CEO being delivered through long-term incentives; and
•
approximately 35% to 50% of the target total compensation for our other named executive officers being delivered through long-term incentives;
•
delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:
•
more than 80% of the target compensation of our CEO being at-risk compensation payable only if certain corporate performance levels are achieved; and
•
approximately 55% to 70% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;
•
provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;
•
provided annual cash incentives linked to achievement of financial, corporate, operational and individual performance while emphasizing the importance of safety, quality, delivery and cost performance;
•
utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR and adjusted EBITDA margin performance; and
•
utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•
The external challenges to our near- and long-term ability to attract and retain strong senior management;
•
Each individual's contributions to our overall results;
•
Our historical and anticipated operating and financial performance compared with targeted goals; and
•
Our size and complexity compared with companies in our compensation peer group.

The compensation committee generally uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2022 compensation program, the compensation committee considered, among other things:

•
the company's key strategic initiatives, business plan and underlying assumptions;
•
the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;
•
the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;
•
the anticipated performance of the company's compensation programs based on the company's business plan and current financial position;
•
the impact of the Warrick acquisition on the scope of the roles and responsibilities of members of senior management, including our named executive officers;
•
the economic conditions in the United States and abroad; and
•
stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

•
be of a similar size;
•
have positions of similar complexity and scope of responsibility; and/or
•
compete with us for talent.

The compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2022, the compensation committee approved a new 26-company peer group to account for the increased company size and scope resulting from the acquisition of Warrick. Compared to the peer group used for 2021, 17 companies were removed and 13 companies were added to the group. As of November 2022, the new custom peer group had (1) market capitalization ranging from approximately $696 million to approximately $12.9 billion and a median market capitalization of approximately $3.4 billion, and (2) trailing 12 months revenues ranging from $1.5 billion to approximately $6.8 billion and median revenue of approximately $3.4 billion. Our market capitalization and revenue, both as of December 31, 2022, were $1.2 billion and $3.4 billion, respectively.

Allegheny Technologies Incorporated	Louisiana-Pacific Corporation
Arconic Corporation	Mueller Industries, Inc,
Cabot Corporation	Resolute Forest Products Inc.
Carpenter Technology Corporation	Ryerson Holding Corporation
Clearwater Paper Corporation	Schnitzer Steel Industries, Inc.
Commercial Metals Company	Silgan Holdings Inc.
Donaldson Company, Inc.	SPX FLOW, Inc.
Greif, Inc.	The TimKen Company
Hillenbrand, Inc.	Trinseo PLC
Howmet Aerospace Inc.	Valmont Industries, Inc.
ITT Inc.	Watts Water Technologies, Inc.
John Bean Technologies Corporation	Woodward, Inc.
Kennametal Inc.	Worthington Industries, Inc.

Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than us. These larger companies, including Arconic, Constellium, Novelis and Norsk Hydro, aggressively recruit the most highly qualified talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2022, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey. We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

Principal Elements of 2022 Compensation

The table below summarizes the elements of our named executive officers' compensation in 2022:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Modifiers for safety,
			performance goals.		quality, delivery, cost
and individual
performance.

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for	•	No performance metric
			continued employment with our		(retention based and "at
			company through three-year cliff		risk" to the extent
			vesting.		underlying performance
impacts stock price).

	Performance Shares	•	Create financial incentive for	•	60%: Relative TSR
			achieving or exceeding long-term		(compared to peer
			performance goals.		companies in the S&P
600 SmallCap Materials
and 400 MidCap
Materials Indices).
				•	40%: Adjusted EBITDA
Margin performance

Each compensation element is discussed in detail below.

2022 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•
level and scope of responsibility;
•
prior experience;
•
base salaries paid for comparable positions by our compensation peer group; and
•
the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2022, the base salaries of our named executive officers, except for Messrs. Tiffany and Walsh, were increased by 4%, principally to align their base salaries more closely with market and survey information. The base salaries for Messrs. Tiffany and Walsh were increased by 14% and 6%, respectively, in connection with their promotions from Senior Vice Presidents to

Executive Vice Presidents and the assumption of sales and marketing responsibility and manufacturing responsibility for our Warrick operations, respectively.

Base salary rates for our named executive officers in 2022, effective April 1, 2022, were as follows:

Name	2021 Base Salary	2022 Base Salary Rate
Keith A. Harvey	$900,000	$935,000
John M. Donnan	$475,000	$495,000
Neal E. West	$470,000	$490,000
Jason D. Walsh	$437,800	$465,000
Blain A. Tiffany	$373,200	$425,000

2022 short-term incentive

The table below summarizes the performance metrics under our 2022 short-term incentive plan (“2022 STI Plan”):

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 10%
			Individual	+/- 25%

_______________

* The safety modifier is measured using our TCIR and LCIR, the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency. As noted, the individual modifier is discretionary and only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives. Individual awards for each named executive officer may be adjusted up or down 25% in recognition of exceptional performance, including individual, facility, and/or functional area performance.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 25% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal; and
(2) generate positive adjusted net income
•	Maximum payout capped at 2.5 times the target
•	Rigorous financial performance goals

Our 2022 STI Plan was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA performance goals determined based on designated returns on our adjusted net assets (excluding cash) using our adjusted pre-tax operating income. Consistent with the short-term incentive plan approved by the compensation committee in 2021, our 2022 STI Plan also included modifiers for safety, quality, delivery and cost performance and permitted, subject to the maximum payout opportunity described above, adjustments to individual payouts, in exceptional instances, up to plus or minus 25% for our named executive officers, based on actual performance, including individual and/or functional area performance as well as performance against other strategic initiatives. Named executive officers not meeting individual and/or functional area performance goals or not achieving other strategic initiatives could receive a reduced payout and individuals meeting or exceeding individual and/or functional area performance goals or achieving other strategic initiatives could receive increased payouts, up to 25%; provided, however, that for our named executive officers, no increase could exceed the maximum payout opportunity of 2.5 times the target. The structure, terms and objectives of the 2022 STI Plan applicable to the named executive officers were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2021, except for (i) the increase of the Adjusted EBITDA targets resulting in threshold, target and maximum payouts, (ii) the reduction of the maximum payout from 300% to 250%, and (iii) the reduction of the individual modifier range from +/-100% to +/-25%.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2022 STI Plan provided that performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity. Under our 2022 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels were linearly interpolated.

For 2022, our Adjusted EBITDA performance was negatively impacted of a number of factors, including (i) the continuation of supply chain challenges, including the continuing impact of the declaration of force majeure by Warrick’s primary magnesium supplier and ultimately the cessation of all magnesium deliveries from that supplier that lead to our declaration of force majeure at Warrick, (ii) molten metal supply issues that negatively impacted Warrick, (iii) the inflationary environment and significant corresponding increases in costs, (iv) a planned outage at our Trentwood rolling mill in Spokane, Washington, and (v) a challenging labor market contributing to inefficiencies and historically high turnover rates. As a result, we were not able to achieve the threshold Adjusted EBITDA required for a payout.

The Adjusted EBITDA targets under our 2022 short-term incentive plan reflect the Adjusted EBITDA required to achieve 6%, 11% and 30% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. In 2021, our company size increased due to our acquisition of Warrick, resulting in a 17.5% increase of our Adjusted EBITDA target for 2021 compared to 2020. In 2022, our Adjusted EBITDA target was again increased by 10.6%.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers. See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

After the application of modifiers, the final multipliers under our short-term incentive plan for 2020, 2021, and 2022 were 0.51x, 0.65x and 0.00x, respectively.

The results for 2020 and 2021 reflect the impact of our performance against demanding metrics in a very challenging business environment. As previously noted, despite the significant impact of the severely challenging operating environment on the final multiplier under our 2022 Short-Term Incentive Plan, the compensation committee, based on management's recommendation, did not make any adjustments to the 2022 Short-Term Incentive Plan to mitigate the impact of these challenges.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2022 STI Plan.

Name	Below Threshold	Threshold	Target	Maximum	Actual

Keith A. Harvey	—	$472,500	$945,000	$2,362,500	$—
John M. Donnan	—	$177,500	$355,000	$887,500	$—
Neal E. West	—	$175,000	$350,000	$875,000	$—
Jason D. Walsh	—	$150,000	$300,000	$750,000	$—
Blain A. Tiffany	—	$125,000	$250,000	$625,000	$—

2022-2024 long-term incentives

The table below summarizes the performance metrics under our 2022-2024 long-term incentive plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	TSR	60%
	Adjusted EBITDA margin	40%

FEATURES
•	Three-year performance period (2022-2024)
•	Includes retention features by utilizing time-vested restricted stock units representing approximately 30% of the long-term incentive target of our CEO and 40% of our other named executive officers
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on Adjusted EBITDA margin
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our TSR. We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation. Our long-term incentive program for 2022 through 2024, which we refer to as our 2022 - 2024 LTI Program, for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2022, and the structure, terms and objectives of the 2022 - 2024 LTI Program were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2021, except for the elimination of total controllable cost as a performance metric and the corresponding increase of the weighting of the Adjusted EBITDA margin performance metric from 20% to 40% to emphasize the importance of Adjusted EBTIDA margin to our business strategy, recognizing that total controllable cost was embedded in our Adjusted EBITDA performance metric under our 2022 STI Plan and Adjusted EBITDA margin performance metric under our 2022-2024 LTI Program.

Since 2014, we have implemented long-term incentive programs with a performance metric based on TSR. In 2020, we expanded our TSR peer group from companies in the S&P SmallCap 600 Materials Index to companies in both the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices. We added Adjusted EBITDA margin as a performance metric in 2020.

Our 2022 - 2024 LTI Program provides, with respect to the restricted stock units issued to our named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2025. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2022 - 2024 LTI Program provides, with respect to the performance shares:

•
a threshold performance level up to which no performance shares will vest or be earned;
•
a target performance level at which the target number of performance shares will vest and be earned;
•
a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and
•
pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2022 - 2024 LTI Program, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $750 million and $4.6 billion and between $4.6 billion and $12.7 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors. The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For the remaining 40% of the performance shares granted under our 2022 - 2024 LTI Program, the payout will be determined based on our adjusted EBITDA margin using performance goals approved by the compensation committee.

For 2022, the compensation committee determined that each named executive officer, with the exception of Mr. Harvey, should receive time-based restricted stock units having an economic value equal to approximately 40% of his target monetary value and a target number of performance shares having an economic value equal to approximately 60% of his target monetary value. Mr. Harvey received time-based restricted stock units having an economic value equal to approximately 30% of his target monetary value and a target number of performance shares having an economic value equal to approximately 70% of his target monetary value.

The table below sets forth the target monetary value under our 2022 - 2024 LTI Program and the number of restricted stock units and performance shares granted to our named executive officers during 2022:

Name	Target Monetary Value	Number of Restricted Stock Units (1)	Number of Performance Shares (at Target) (2)

Keith A. Harvey	$3,270,000	9,964	23,250
John M. Donnan	$850,000	3,453	5,180
Neal E. West	$850,000	3,453	5,180
Jason D. Walsh	$385,000	1,564	2,346
Blain A. Tiffany	$360,000	1,462	2,194

____________

(1)
The restricted stock units granted will vest on March 5, 2025 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2025, the restricted stock units will remain outstanding and vest on March 5, 2025 (or earlier in the event of his disability or death or a change in control). The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (i.e., 30% for Mr. Harvey and 40% for the other named executive officers) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $98.45 per share.
(2)
The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Harvey, Donnan, West, Walsh and Tiffany under our 2022 - 2024 LTI Program at each performance level:

Name	Below Threshold	Threshold	Target	Maximum

Keith A. Harvey	—	11,625	23,250	46,500
John M. Donnan	—	2,590	5,180	10,360
Neal E. West	—	2,590	5,180	10,360
Jason D. Walsh	—	1,173	2,346	4,692
Blain A. Tiffany	—	1,097	2,194	4,388

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2025 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2025. If, prior to December 31, 2024, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2024, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2025 under our 2022-2024 LTI Program are determined as follows:

•
the threshold number of performance shares reflects that no performance shares will be earned in 2025 under our 2022-2024 LTI Program unless our company's performance meets or exceeds at least one of the applicable threshold performance levels required for each metric over the 2022 through 2024 performance period;
•
the target number of performance shares was calculated by dividing (A) the applicable percentage (i.e., 70% for Mr. Harvey and 60% for the other named executive officers) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $98.45 per share; and
•
the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.

In addition to the restricted stock units reflected in the table, Messrs. Walsh and Tiffany each received an additional grant of 1,224 and 692 restricted stock units, respectively, on April 15, 2022 in connection with their promotions to recognize the increased complexity of their respective positions as a result of the Warrick acquisition and increase retention as the company moves forward with the execution of our strategic initiatives. The additional grants were intended to bridge the difference between their then existing and the new target monetary values under the 2022-2024 LTI Program resulting from the promotions. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (1) above.

Upon a change in control, all the restricted stock units will vest. However, the number of performance shares earned, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns. We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhances stockholder alignment, particularly when considering that the performance shares issued to our named executive officers have an economic value equal to at least 60% of each named executive officer's long-term incentive target (70% for Mr. Harvey, respectively), and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2020 - 2022 Performance Period

Similar to the 2022 - 2024 LTI Program, our long-term incentive program for 2020 through 2022, which we refer to as our 2020 - 2022 LTI Program, utilized time-based restricted stock unit and performance share awards. The payout of the performance share awards under 2020 - 2022 LTI Program was based 60% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, 20% on our controllable cost performance and 20% on our Adjusted EBITDA margin performance. On March 5, 2023, the three-year vesting period applicable to the grant of restricted stock units under our 2020 - 2022 LTI Program ended and shares were issued in accordance with the terms of the underlying grants. In addition, in early 2023 our compensation committee determined that no performance shares were earned under our 2020 - 2022 LTI Program based on our performance over the 2020 through 2022 performance period.

As previously discussed, despite the significant impact of severe business conditions, the COVID-19 pandemic, numerous operational challenges, inflationary cost pressures and labor turnover on our 2020-2022 LTI Program, the compensation committee, based on management’s recommendation, did not make any adjustments to the 2020-2022 LTI Program to mitigate the impact on the payout. Looking at each year sequentially, our financial performance for 2020 reflected a strong first quarter before the negative impact during the balance of the year driven by a COVID-19 pandemic related decline in demand for our products primarily related to large commercial aerospace as we aggressively flexed costs to align with lower volumes. In 2021, our operations continued to be significantly impacted by the continued severe business conditions resulting from the COVID-19 pandemic and supply chain disruptions. Finally, while our end markets remained strong in 2022 and commercial aerospace demand continued to strengthen, as previously discussed, our operations continued to be significantly impacted by a number of factors, including (i) the continuation of our supply chain challenges, such as the continuing impact of the declaration of force majeure by Warrick’s primary magnesium supplier and ultimately the cessation of all magnesium deliveries from that supplier that lead to our declaration of force majeure at Warrick, (ii) molten metal supply issues that negatively impacted Warrick, (iii) the inflationary environment and significant corresponding increases in costs, and (iv) a planned outage at our Trentwood rolling mill, all of which negatively impacted our financial performance and had corresponding negative impacts on our 2020 - 2022 LTI Program. As a result of all of these negative impacts to our operations, we were unable to reach the threshold performance required for a payout under the relative TSR, cost or Adjusted EBITDA margin performance metrics under the 2020-2022 LTI Program.

For the 2020 to 2022 performance period, the factors that impacted our Adjusted EBITDA and financial performance also negatively impacted our TSR performance, resulting in no payout under the 2020-2022 relative TSR metric. Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below. The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2020 - 2022 TSR is as follows:

TSR =	$87.88 – $112.08	= -21.59%
$112.08

The beginning average price of $112.08 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2019 to December 31, 2019. The ending average price of $87.88 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 2, 2022 to December 30, 2022 (since December 31, 2022 is a non-trading day). We paid out $8.64 per share of dividends during the 2020 - 2022 performance period.

Our TSR of -21.59% for the 2020 through 2022 performance period ranked #52 out of the 58 companies in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, or the 11th percentile, resulting in no payout under the relative TSR performance metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2018-2020, 2019-2021 and 2020-2022 long-term incentive programs:

The performance shares earned were determined by our TSR over the applicable three year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $750 million and $4.6 billion and between $4.6 billion and $12.7 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission annual reports, and (5) listed on a major U.S. exchange, among other factors.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

For 20% of the performance shares granted under the 2020 - 2022 LTI Program, the payout was determined based on our total controllable cost performance that required our company to reduce controllable costs to offset underlying inflation over the three-year performance period to achieve the target payout of performance shares subject to the controllable cost metric. Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead. Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company. A 6% reduction of controllable costs after offsetting underlying inflation over the same three-year period would result in payout of performance shares equal to two times target and an increase of controllable costs of 6% or more over the three-year performance period would result in no payout of performance shares subject to the controllable cost metric.

For the 2020-2022 performance period, despite our aggressive cost flexing to align with lower production volumes, our controllable cost performance was significantly impacted by the inflationary environment, supply chain challenges and corresponding cost increases related to the COVID-19 pandemic. As a result, we were unable to reach our threshold controllable cost performance by offsetting the underlying inflation during the performance period and no performance shares subject to the controllable cost metric were earned.

For the remaining 20% of the performance shares granted under the 2020 - 2022 LTI Program, the payout was determined based on our Adjusted EBITDA margin performance, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals. During the 2020-2022 performance period, the same significant negative factors that impacted our Adjusted EBITDA performance also impacted our Adjusted EBITDA margin performance. As a result, we did not achieve the threshold Adjusted EBITDA margin required for a payout and no performance shares were earned under the 2020-2022 long-term incentive plan.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•
the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and
•
a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•
A company match of the employee's pre-tax deferrals under our Savings Plan;
•
A company contribution to the employee's account under our Savings Plan; and
•
A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. During 2022, all of our named executive officers received a vehicle allowance. Messrs. Donnan and Harvey were also reimbursed for dues for club memberships until the reimbursements were discontinued in connection with the implementation of our 2022 compensation program on April 1, 2022.

Consideration of the 2022 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation. At our 2022 annual meeting of stockholders, approximately 96% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting. The compensation committee has considered the outcome of the vote on executive compensation at our 2022 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation. Therefore, we did not make any changes to our executive compensation program as a direct result of the vote. The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our President and CEO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level required by the stock ownership guidelines. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors, employees, including our named executive officers, or independent contractors from purchasing financial instruments, including options and other derivative arrangements, to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director, employee, or independent contractor. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Clawback Policy

Pursuant to the terms of our clawback policy, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. federal securities laws, we will use reasonable efforts to recover all excess incentive-based compensation from any then-current or former key employees, including our named executive officers, (i) who received incentive-based compensation and (ii) determined by our board of directors to have willfully committed an act of fraud or dishonesty or recklessness in the performance of their duties that contributed to the noncompliance that resulted in our obligation to prepare the restatement. In addition, our short-term incentive plans and equity grant documents under our long-term incentive plans contain forfeiture and clawback provisions that provide for the forfeiture of outstanding awards and the return of paid or vested awards if a participant, during employment or within one year after the termination of employment, (or, in the case of equity awards, within one year after the latest vest date of the applicable equity award) engages in certain detrimental activities, including (1) violation of our Code of Business Conduct and Ethics, (2) conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, (3) activity that results in termination of employment for cause, (4) disclosure of our confidential information without authorization, (5) activity that competes with our company, and (6) solicitation of our employees.

We plan to implement a revised/new clawback policy after the Nasdaq listing standards are finalized in connection with the recent promulgation by the Securities and Exchange Commission of final clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 31, 2020, we entered into an amended and restated severance agreement with Mr. Harvey in connection with his appointment as CEO. The severance agreement, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the Severance Agreement provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of benefits for three years.

The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

As discussed more fully below, certain members of senior management, including four of our named executive officers, continue to have benefits related to terminations of employment in connection with a change in control, by us without cause and by the named executive officer with good reason. These protections limit our ability to materially reduce certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits in connection with a change in control.

2022 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Keith A. Harvey, our President and CEO (our principal executive officer); (2) Neal E. West, our Executive Vice President and Chief Financial Officer (our principal financial officer); and (3) each of John M. Donnan, Jason Walsh and Blain A. Tiffany, our three other most highly compensated executive officers (based on total compensation for 2022).

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Keith A. Harvey,	2022	$926,250	$3,414,128	—	$4,854	$778,493	$5,123,725
President and Chief	2021	$893,751	$3,697,874	$588,600	$5,248	$320,039	$5,505,512
Executive Officer	2020	$686,583	$1,769,707	$338,877	$81,095	$354,998	$3,231,260

John M. Donnan,	2022	$490,000	$865,932	—	—	$729,822	$2,085,754
Executive Vice President,	2021	$469,250	$2,088,596	$222,360	$12,856	$140,924	$2,933,986
Chief Administrative	2020	$448,700	$765,849	$182,683	$71,496	$155,777	$1,624,506
Officer and General Counsel

Neal E. West,	2022	$485,000	$865,932	—	—	$126,885	$1,477,817
Executive Vice President	2021	$465,000	$2,065,273	$219,090	—	$290,926	$3,040,289
and Chief Financial Officer	2020	$443,750	$741,098	$179,872	—	$85,501	$1,450,220

Jason D. Walsh,	2022	$457,575	$503,299	—	—	$353,563	$1,314,437
Executive Vice President -	2021	$434,600	$466,723	$151,597	—	$129,846	$1,182,766
Manufacturing	2020	$398,612	$1,332,768	$99,090	—	$91,071	$1,921,542

Blain A. Tiffany,	2022	$411,008	$429,537	—	—	$143,378	$983,923
Executive Vice President -	2021	$370,025	$386,007	$170,891	—	$124,945	$1,051,868
Sales and Marketing	2020	$357,875	$1,372,952	$85,593	—	$96,606	$1,913,026

(1)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. The aggregate grant date fair value of the 2022 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value

Name	Year	At Probable Performance	At Maximum Performance

Keith A. Harvey	2022	$2,563,402	$5,179,356
John M. Donnan	2022	$571,115	$1,153,938
Neal E. West	2022	$571,115	$1,153,938
Jason D. Walsh	2022	$258,638	$522,581
Blain A. Tiffany	2022	$241,885	$488,731

* For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2022 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)
Reflects payments earned under our STI Plans.
(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the PRIA-2012 White Collar Annuitant mortality table, projected forward with Scale MP-2020 as of December 31, 2021 and the PRIA-2012 White Collar Retiree mortality table, projected forward with Scale MP-2021 as of December 31, 2022 and (b) applying a discount rate of 2.05%, 2.05% and 2.49% per annum for 2020, 2021 and 2022, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 2.95%, 2.05% and 2.05% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Harvey, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.
(4)
Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total compensation was as follows:

•
For 2022, Mr. Harvey, 18%; Mr. Donnan, 29%; Mr. West, 29%; Mr. Walsh, 40%; and Mr. Tiffany, 41%;
•
For 2021, Mr. Harvey, 20%; Mr. Donnan, 29%; Mr. West, 29%; Mr. Walsh, 42%; and Mr. Tiffany, 44%; and
•
For 2020, Mr. Harvey, 21%; Mr. Donnan, 29%; Mr. West, 30%; Mr. Walsh, 47%; and Mr. Tiffany, 44%.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Club Membership Dues	Vehicle Allowance	Relocation Costs	Total

Keith A. Harvey	2022	$38,938	$145,182	$138,277	—	$12,256	$443,840	$778,493
	2021	$31,763	$113,115	$161,605	$1,300	$12,256	—	$320,039
	2020	$34,200	$103,371	$204,795	$376	$12,256	—	$354,998

John M. Donnan	2022	$30,767	$40,736	$71,711	—	$12,684	$573,924	$729,822
	2021	$28,595	$36,193	$61,025	$2,428	$12,684	—	$140,924
	2020	$28,500	$46,595	$62,311	$5,688	$12,684	—	$155,777

Neal E. West	2022	$18,306	$23,945	$70,580	—	$14,054	—	$126,885
	2021	$17,091	$21,292	$50,578	—	$14,054	$187,911	$290,926
	2020	$17,368	$26,769	$27,309	—	$14,054	—	$85,501

Jason D. Walsh	2022	$18,516	$18,250	$95,587	—	$13,021	$208,189	$353,563
	2021	$17,041	$14,621	$85,163	—	$13,021	—	$129,846
	2020	$17,100	$16,588	$44,361	—	$13,021	—	$91,071

Blain A. Tiffany	2022	$19,000	$16,614	$94,237	—	$13,527	—	$143,378
	2021	$14,739	$9,937	$86,742	—	$13,527	—	$124,945
	2020	$18,033	$15,725	$49,322	—	$49,322	—	$96,606

Grants of Plan-Based Awards in 2022

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2022.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Awards (3) ($)

Keith A. Harvey	—	$472,500	$945,000	$2,362,500	—	—	—	—		—
	3/5/2022	—	—	—	—	—	—	9,964	(4)	$850,726
	3/5/2022	—	—	—	11,625	23,250	46,500	—		$2,563,402

John M. Donnan	—	$177,500	$355,000	$887,500	—	—	—	—		—
	3/5/2022	—	—	—	—	—	—	3,453	(4)	$294,817
	3/5/2022	—	—	—	2,590	5,180	10,360	—		$571,115

Neal E. West	—	$175,000	$350,000	$875,000	—	—	—	—		—
	3/5/2022	—	—	—	—	—	—	3,453	(4)	$294,817
	3/5/2022	—	—	—	2,590	5,180	10,360	—		$571,115

Jason D. Walsh	—	$150,000	$300,000	$750,000	—	—	—	—		—
	3/5/2022	—	—	—	—	—	—	1,564	(4)	$133,534
	3/5/2022	—	—	—	1,173	2,346	4,692	—		$258,638
	4/15/2022	—	—	—	—	—	—	1,224	(5)	$111,127

Blain A. Tiffany	—	$125,000	$250,000	$625,000	—	—	—	—		—
	3/5/2022	—	—	—	—	—	—	1,462	(4)	$124,826
	3/5/2022	—	—	—	1,097	2,194	4,388	—		$241,885
	4/15/2022	—	—	—	—	—	—	692	(5)	$62,827

(1)
Reflects the threshold, target and maximum award amounts under our 2022 STI Plan for our named executive officers. No awards are payable when performance does not reach the threshold performance level. As reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table, no monetary awards were paid to the named executive officers under the 2022 STI Plan in March 2023.
(2)
Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2022 - 2024 LTI Program in 2025 at the threshold, target and maximum performance levels. No performance shares will vest under the 2022 - 2024 LTI Program if our company's performance does not reach the threshold performance required during the three-year performance period.
(3)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials and S&P MidCap 400 Materials Indices.
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2022.
(5)
Reflects the number of restricted stock units received by the named executive officer pursuant to a one-time award granted effective April 15, 2022.

Employment-Related Agreements and Certain Employee Benefit Plans

Change in Control Agreements and Amended and Restated Severance Agreements

In 2002, in connection with the commencement of our chapter 11 bankruptcy and the implementation of our court-approved Chapter 11 Key Employee Retention Plan, we entered into Change in Control Agreements with certain key executives, including Messrs. Harvey and Donnan, in order to provide them with appropriate protection in the event of a termination of employment in connection with a change in control or, except as otherwise provided, a significant restructuring. As noted below, the Change in Control Agreements with Messrs. Harvey and Donnan were subsequently superseded by the amended and restated severance agreements with Messrs. Harvey and Donnan to, among other things, eliminate our obligation to make excise tax gross up payments to them.

In 2008, we entered into a Change in Control Agreement with Mr. West. In the event of a qualifying change in control termination of employment, Mr. West is entitled to receive (i) a lump sum payment equaling the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for one year.

On July 31, 2020, Mr. Harvey became our CEO and entered into an amended and restated severance agreement, which, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the severance agreement with Mr. Harvey provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of welfare benefits and perquisites for three years.

On March 5, 2021, the Company and Mr. Donnan entered into an amended and restated severance agreement that provides for the elimination of our obligation to make excise tax gross up payments to Mr. Donnan in the event of his termination in connection with a change in control of the Company. Similar to the amended and restated severance agreement with Mr. Harvey, in lieu of the gross up payment, the amended and restated severance agreement with Mr. Donnan provides that if any payments to Mr. Donnan upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event of a qualifying change in control termination of employment, Mr. Donnan is entitled to receive (i) a lump sum payment equaling two times the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for two years.

In consideration for the severance payment and continuation of benefits, each of Messrs. Harvey, Donnan and West will be subject to non-competition, non-solicitation and confidentiality restrictions following his termination of employment with us.

Salaried Severance Plan

Messrs. Donnan, West, Walsh and Tiffany are subject to our severance plan for salaried employees, which we refer to as our Salaried Severance Plan. Our Salaried Severance Plan provides for payment of a termination allowance and continuation of welfare benefits upon an involuntary separation of employment that is intended to be permanent. The termination allowance and continuation of welfare benefits are not available under our Salaried Severance Plan if:

•
the employee received severance compensation or welfare benefit continuation pursuant to a Change in Control Agreement (described above) or any other agreement;
•
the employee's employment is terminated other than by us without cause; or
•
the employee declined to sign, or subsequently revokes, a designated form of release.

The termination allowance payable to covered employees under our Salaried Severance Plan consists of a lump-sum cash payment equal to the employee's weekly base salary multiplied by a number of weeks (not to exceed 26), which we refer to as the continuation period, determined based on the employee's number of years of full employment. Under our Salaried Severance Plan, welfare benefits are continued following the termination of employment for the shorter of the continuation period and the period commencing on the termination of employment and ending on the date that the employee is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA. As of December 31, 2022, the continuation periods for Messrs. Donnan, West, Walsh and Tiffany were 24, 12, 12, and 10 weeks, respectively.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Harvey, Donnan, West, Walsh and Tiffany or his estate if his employment had terminated on December 31, 2022, the last business day of 2022, under various circumstances, see "— Potential Payments and Benefits upon Termination of Employment" below.

2021 Plan

The 2021 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, which we refer to as the "Securities Act") and non-employee directors of Kaiser may also be selected to participate in the 2021 Plan. As of December 31, 2022, there were approximately 109 employees and 11 non-employee directors of Kaiser expected to participate in the 2021 Plan.

Subject to adjustment as described in the 2021 Plan, the aggregate number of shares of our common stock available for awards granted under the 2021 Plan is limited to 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan) as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. As of the date of this Proxy Statement, approximately 597,101 shares of common stock are available for additional awards under the 2021 Plan.

The 2021 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2021 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain related to an award as determined by the compensation committee if a participant has engaged in any detrimental activity, either during employment by us or within a specified period after termination of employment.

Under the 2021 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair, Lead Independent Director or Executive Chairman.

Our board of directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2021 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively.

Our board of directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The 2021 Plan will expire on June 3, 2031. No grants will be made under the plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2021 Plan.

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $22,500 in calendar year 2023 (plus up to an additional $7,500 in the form of "catch-up" contributions for participants near retirement age) and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•
for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and
•
for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $61,000 in 2022, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•
if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:
•
the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and
•
the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and

•
annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to a percentage (determined based on the participant's hire date) of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2022

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2022 and illustrates the impact of the intended design of our compensation program, which generally insures three years of restricted stock units and performance share awards are outstanding at any time.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value or Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Keith A. Harvey	4,250	(2)	$322,830	10,307	(6)	$782,920
	1,833	(3)	$139,235	4,446	(7)	$337,718
	7,407	(4)	$562,636	17,285	(8)	$1,312,969
	9,964	(5)	$756,865	23,250	(9)	$1,766,070

John M. Donnan	3,421	(2)	$259,859	4,086	(6)	$310,373
	3,320	(4)	$252,187	4,058	(8)	$308,246
	10,000	(10)	$759,600	5,180	(9)	$393,473
	3,453	(5)	$262,290

Neal E. West	3,311	(2)	$251,504	3,954	(6)	$300,346
	3,245	(4)	$246,490	3,967	(8)	$301,333
	10,000	(10)	$759,600	5,180	(9)	$393,473
	3,453	(5)	$262,290

Jason D. Walsh	5,000	(11)	$379,800	1,357	(6)	$103,078
	1,136	(2)	$86,291	1,830	(8)	$139,007
	20,000	(12)	$1,519,200	2,346	(9)	$178,202
	1,498	(4)	$113,788
	1,564	(5)	$118,801
	1,224	(13)

Blain A. Tiffany	5,000	(14)	$379,800	1,571	(6)	$119,333
	1,316	(2)	$99,963	1,514	(8)	$115,003
	20,000	(12)	$1,519,200	2,194	(9)	$166,656
	1,238	(4)	$94,038
	1,462	(5)	$111,054
	692	(13)	$52,564

(1)
Reflects the aggregate market value determined based on a per share price of $75.96, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 30, 2022.
(2)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2020. All such restricted stock units vested on March 5, 2023, with each entitling the named executive officer to one share of common stock.
(3)
Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (2).
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2021. All such restricted stock units will vest on March 5, 2024 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2024, the restricted stock units will remain outstanding and vest on March 5, 2024 (or earlier in the event of his disability or death or a change in control).
(5)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2022. All such restricted stock units granted will vest on March 5, 2025 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2025, the restricted stock units will remain outstanding and vest on March 5, 2025 (or earlier in the event of his disability or death or a change in control).
(6)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2020. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2023 and, based on the certified performance level, no performance shares were earned and all performance shares were forfeited on March 5, 2023.
(7)
Reflects the target number of performance shares received by Mr. Harvey pursuant to an award granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these performance shares are the same as the terms and conditions described above in Note (6).
(8)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2021. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2024 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2024. If, prior to December 31, 2023, the named executive officer’s employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2023, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date.
(9)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2022. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2025 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2025. If, prior to December 31, 2024, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2024, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date.
(10)
Reflects the number of restricted stock units received by the named executive officer pursuant to special awards granted effective March 5, 2021. All such restricted stock units granted will vest on March 5, 2024 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2024, the restricted stock units will remain outstanding and vest on March 5, 2024 (or earlier in the event of his disability or death or a change in control).
(11)
Reflects the number of restricted stock units received by Mr. Walsh pursuant to an award granted effective June 1, 2018 to increase his compensation and retention. All such restricted stock units will vest on June 1, 2023 or earlier if Mr. Walsh’s employment terminates as a result of disability or death or in the event of a change in control. If Mr. Walsh’s employment is terminated by us without cause or Mr. Walsh’s employment is terminated by him for good reason, in either case before

June 1, 2023, the restricted stock units will remain outstanding and vest on June 1, 2023 (or earlier in the event of his disability or death or a change in control).
(12)
Reflects the number of restricted stock units received by the named executive officer pursuant to an award granted effective August 12, 2020 to increase his compensation and retention. All such restricted stock units will vest on August 12, 2025 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before August 12, 2025, the restricted stock units will remain outstanding and vest on August 12, 2025 (or earlier in the event of his disability or death or a change in control).
(13)
Reflects the number of restricted stock units received by the named executive officer pursuant to special awards granted effective April 15, 2022 in connection with a promotion. All such restricted stock units granted will vest on March 5, 2025 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2025, the restricted stock units will remain outstanding and vest on March 5, 2025 (or earlier in the event of his disability or death or a change in control).
(14)
Reflects the number of restricted stock units received by Mr. Tiffany pursuant to an award granted effective April 3, 2019 to increase his compensation and retention. All such restricted stock units will vest on April 3, 2024 or earlier if Mr. Tiffany’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before April 3, 2024, the restricted stock units will remain outstanding and vest on April 3, 2024 (or earlier in the event of his death or disability or a change in control).

Option Exercises and Stock Vested in 2022

The table below sets forth information regarding the vesting during 2022 of performance shares and restricted stock units granted to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Keith A. Harvey	37,005	$2,910,086
John M. Donnan	4,415	$419,999
Neal E. West	4,212	$400,688
Jason D. Walsh	1,464	$139,270
Blain A. Tiffany	1,693	$160,999

(1)
Reflects the aggregate market value of (i) restricted stock units granted in 2019 that vested on March 5, 2022, determined based on a per share price of $95.13, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, (ii) shares of common stock that were received upon the vesting on March 5, 2022 of 31% of the target number of performance shares granted to our named executive officers in 2019 based on actual results over the three-year performance period, determined in the same manner as the restricted stock units that vested on March 5, 2022, (iii) for Mr. Harvey, restricted stock units granted in 2017 that vested on July 15, 2022, determined based on a per share price of $74.79, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, and (iv) for Mr. Tiffany, restricted stock units granted in 2019 that vested on April 3, 2022, determined based on a per share price of $94.72, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units.

Pension Benefits as of December 31, 2022

The table below sets forth information regarding the present value as of December 31, 2022 of the accumulated benefits of our named executive officers in our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$650,972
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$517,635
Neal E. West	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Jason D. Walsh	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Blain A. Tiffany	Kaiser Aluminum Salaried Employees Retirement Plan	—	—

(1)
Determined (a) assuming mortality according to the PRIA-2012 White Collar Retiree mortality table, projected with Scale MP-2021 and (b) applying a discount rate of 2.49% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2022

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2022. For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE (4)

Keith A. Harvey	$145,182	$(366,416)	$1,711,844
John M. Donnan	$40,736	$(313,727)	$1,172,656
Neal E. West	$23,945	$(43,480)	$200,537
Jason D. Walsh	$18,250	$(22,643)	$124,244
Blain A. Tiffany	$16,614	$(11,042)	$125,591

(1)
In each case, 100% of such amount is included in the amounts for 2022 reflected in the "All Other Compensation" column of the Summary Compensation Table above.
(2)
Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.
(3)
Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.
(4)
Of the amount reported in this column, $886,008 for Mr. Harvey, $624,701 for Mr. Donnan, $65,358 for Mr. West, $31,209 for Mr. Walsh and $15,725 for Mr. Tiffany were previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

Potential Payments and Benefits Upon Termination of Employment

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers would have been entitled if their employment had terminated on December 31, 2022 under various circumstances.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer had been voluntarily terminated by him on December 31, 2022, he would have forfeited all of his outstanding incentive awards, including his award under our 2022 STI Plan and all outstanding shares of restricted stock, restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2022, he would have forfeited all of his outstanding incentive awards, including his award under our 2022 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Harvey’s amended and restated severance agreement, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2022, Mr. Harvey would have been entitled to receive (1) payment of his award under our 2022 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2022 base salary and 2022 STI Plan incentive target, and (3) continuation of his welfare benefits for two years commencing on December 31, 2022.

Under the 2022 STI Plan, the awards were conditioned on employment on the date of payment unless employment had been terminated as a result of death, disability or retirement at or after age 65. If employment of any of our named executive officers (other than Mr. Harvey) had terminated by us without cause or by the named executive officer with good reason on December 31, 2022, he would not have been entitled to receive any payment under the 2022 STI Plan.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2022, then (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, would have remained outstanding and would vest on their original vesting dates (or earlier in the event of disability or death or a change in control) and (2) all performance shares granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020, would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Under our Salaried Severance Plan, if the employment of Messrs. Donnan, West, Walsh, or Tiffany had been terminated by us without cause on December 31, 2022, the named executive office would have been entitled to (1) a lump-sum payment equal to his weekly base salary multiplied by his continuation period, determined based on his number of years of full employment as of December 31, 2022, and (2) continuation of his welfare benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under the amended and restated severance agreements with Messrs. Harvey and Donnan, if the employment of Messrs. Harvey or Donnan had been terminated by us without cause or voluntarily terminated by him for good reason within two years following a change in control on December 31, 2022, he would have been entitled to receive (1) payment of his award under our 2022 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.5 times (two times for Mr. Donnan) the sum of his 2022 base salary and 2022 STI Plan incentive target, and (3) continuation of his welfare benefits for three years (two years for Mr. Donnan) commencing on December 31, 2022. If any payments to Messrs. Harvey or Donnan upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under the Change in Control Agreement with Mr. West, if Mr. West’s employment had been terminated by us without cause or by him for good reason in connection with a change in control on December 31, 2022, he would have been entitled to receive (1) payment of his award under our 2022 STI Plan, determined based on actual performance, (2) a lump-sum payment equal to the sum of his 2022 base salary and 2022 STI Plan incentive target, (3) continuation of his welfare benefits for one year commencing on December 31, 2022, and (4) continuation of his perquisites for one year commencing on December 31, 2022.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2022, then (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, would have immediately vested, and (2) all performance shares granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2022.

Qualified Retirement

None of our named executive officers reached age 65 during 2022. Accordingly, none of the named executive officers would have been entitled to payment pursuant to qualified retirement under our 2022 STI Plan or equity award agreements if his employment had been terminated as a result of retirement on December 31, 2022.

Disability or Death

Under the 2022 STI Plan, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2022, he or his estate would have been entitled to receive a payment under the 2022 STI Plan, determined based on actual performance. If December 31, 2022 had not been the last day of 2022, the award would have been prorated for the actual number of days of his employment in 2022.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2022, then (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, would have immediately vested, and (2) the target number of performance shares granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, or his estate, if his employment had terminated on December 31, 2022, the last business day of 2022, under the following circumstances:

•
voluntary termination by the named executive officer prior to age 65;
•
termination by us for cause;
•
termination by us without cause or by the named executive officer with good reason;
•
termination by us without cause or by the named executive officer with good reason following a change in control;
•
termination as a result of disability; and
•
termination as a result of death.

Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Harvey	Voluntary Termination	$89,904	—	—	$1,711,844	$1,801,748
	Termination for Cause	$89,904	—	—	—	$89,904
	Termination by us without Cause or by NEO with Good Reason	$89,904	$3,872,066	$5,004,885	$1,711,844	$10,678,699
	Termination by us without Cause or by NEO with Good Reason Following CIC	$89,904	$4,842,000	$2,345,658	$1,711,844	$8,989,406
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$89,904	$498,466	$6,243,105	$1,711,844	$8,543,318
	Death (6)	$89,904	$800,000	$6,243,105	$1,711,844	$8,844,852
Donnan	Voluntary Termination	$47,596	—	—	$1,172,656	$1,220,252
	Termination for Cause	$47,596	—	—	—	$47,596
	Termination by us without Cause or by NEO with Good Reason	$47,596	$254,266	$2,268,884	$1,172,656	$3,743,402
	Termination by us without Cause or by NEO with Good Reason Following CIC	$47,596	$1,812,633	$1,659,560	$1,172,656	$4,692,445
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$47,596	$576,466	$2,611,822	$1,172,656	$4,408,541
	Death (6)	$47,596	$800,000	$2,611,822	$1,172,656	$4,632,075
West	Voluntary Termination	$37,692	—	—	$200,537	$238,229
	Termination for Cause	$37,692	—	—	—	$37,692
	Termination by us without Cause or by NEO with Good Reason	$37,692	$124,555	$2,247,443	$200,537	$2,610,227
	Termination by us without Cause or by NEO with Good Reason Following CIC	$37,692	$891,769	$1,645,507	$200,537	$2,775,505
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$37,692	$420,963	$2,579,302	$200,537	$3,238,494
	Death (6)	$37,692	$295,000	$2,579,302	$200,537	$3,112,531
Walsh	Voluntary Termination	$35,769	—	—	$124,244	$160,013
	Termination for Cause	$35,769	—	—	—	$35,769
	Termination by us without Cause or by NEO with Good Reason	$35,769	$118,281	$2,550,098	$124,244	$2,828,391
	Termination by us without Cause or by NEO with Good Reason Following CIC	$35,769	$144,835	$2,274,782	$124,244	$2,579,630
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$35,769	$2,474,964	$2,663,991	$124,244	$5,298,968
	Death (6)	$35,769	$800,000	$2,663,991	$124,244	$3,624,004
Tiffany	Voluntary Termination	$24,519	—	—	$125,591	$150,110
	Termination for Cause	$24,519	—	—	—	$24,519
	Termination by us without Cause or by NEO with Good Reason	$24,519	$91,097	$2,498,717	$125,591	$2,739,924
	Termination by us without Cause or by NEO with Good Reason Following CIC	$24,519	$125,943	$2,257,279	$125,591	$2,533,332
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$24,519	$420,963	$2,630,571	$125,591	$3,201,644
	Death (6)	$24,519	$800,000	$2,630,571	$125,591	$3,580,681

(1)
Includes any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2022 base salary at December 31, 2022, that all 2022 vacation was used, and that Messrs. Donnan and Harvey had five weeks of vacation, Messrs. Walsh and West had four weeks of vacation and Mr. Tiffany had three weeks of vacation.
(2)
Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, any lump sum payment, the value of any continuation of welfare benefits and the value of any continuation of perquisites, as applicable, with:
(a)
the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2022 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2023, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2024 as compared to 2023;
(b)
the value of any continuation of disability benefits commencing on December 31, 2022 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Society of Actuaries 1987 GLTD table and extrapolated for ages over 62, and (v) applying a discount rate of 2.49% per annum;
(c)
the value of any continuation of life insurance benefits commencing on December 31, 2022 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Pri-2012 White Collar Retiree Mortality Table for Disabled Retirees with MP-2021 Generational Mortality Improvement Projection, and (v) applying a discount rate of 2.49% per annum; and
(d)
the value of any continuation of perquisites commencing on December 31, 2022 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.
(3)
Reflects an amount equal to the product of $75.96, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2022, and:
(a)
in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2020, and in the case of Mr. Harvey, July 31, 2020, 0 shares as no performance shares were earned or vested in March 2023, and (3) the target number of performance shares granted to him effective March 5, 2021 and March 5, 2022;
(b)
in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2020, and in the case of Mr. Harvey, July 31, 2020, 0 shares, as no performance shares were earned or vested in March 2023, and (3) with respect to the performance shares granted to him effective March 5, 2021 and March 5, 2022, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2022; and
(c)
in the case of termination as a result of disability or death, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2020, March 5, 2021 and March 5, 2022 and, in the case of Mr. Harvey, July 31, 2020; in the case of Mr. Walsh, June 1, 2018, August 12, 2020 and April 15, 2022; and in the case of Mr. Tiffany, April 3, 2019, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2020, and in the case of Mr. Harvey, July 31, 2020, 0 shares, as no performance shares were earned or vested in March 2023, and (3) the target number of performance shares granted to him effective March 5, 2021 and March 5, 2022.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2020, March 5, 2021 and March 5, 2022, and, in the case of Mr. Harvey, July 31, 2020, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery. Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2020, March 5, 2021, March 5, 2022 and July 31, 2020, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2022.

(4)
Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled. In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.
(5)
Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.
(6)
Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, that would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel. Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

Pay Ratio
For the year ended December 31, 2022, (1) the annual total compensation of Mr. Harvey, our CEO, was $5,123,725 (the same amount as reported for him for 2022 in the Summary Compensation Table above); (2) the annual total compensation of our median employee (defined below) was $67,912; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Harvey) was 75:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2022 was determined in the same manner as the total compensation shown for Mr. Harvey in the Summary Compensation Table.

We identified our median employee using the following methodology:

•
we prepared a list of all employees as of December 31, 2022, which is our determination date;
•
we applied a Canadian to U.S. dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2022;
•
we ranked the annual gross income of all employees for the year ended December 31, 2022, except for Mr. Harvey, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and
•
we selected the employee with the median annual gross income (our "median employee").

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” to our principal executive officers (“PEO”) and to our non-PEO named executive officers and certain financial performance of the Company.

Year	Summary Compensation Table (SCT) Total for PEO 1 (1)	Compensation actually paid to PEO 1 (1)(2)(3)	SCT Total for PEO 2 (1)	Compensation actually paid to PEO 2 (1)(2)(4)	Average SCT Total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (1)(2)(5)	Value of Initial Fixed $100 Investment based on:		Net Income (Loss) ($ millions) (7)	Adjusted EBITDA ($ millions) (8)
							TSR	Peer Group TSR (6)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$5,123,725	$1,614,307	N/A	N/A	$1,465,483	$639,781	$75.68	$136.42	$(30)	$142
2021	$5,505,512	$2,519,794	N/A	N/A	$2,052,660	$1,363,746	$90.25	$145.27	$(19)	$185
2020	$3,231,260	$2,110,286	$4,249,853	$2,119,022	$1,727,323	$1,705,476	$92.45	$122.68	$29	$154

______________

(1)
For 2022, the PEO is Mr. Harvey ("PEO1") and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Tiffany. For 2021, the PEO is Mr. Harvey and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Parkinson. For 2020, the PEOs are Messrs. Harvey and Hockema and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Tiffany. Mr. Hockema served as our PEO ("PEO2") until July 30, 2020 and Mr. Harvey has served as our PEO since July 31, 2020.
(2)
The fair value of equity awards reported for the purposes of compensation actually paid is calculated using the same methodologies as the fair value of equity awards reported in the Summary Compensation Table and adjusted for the share price and, for performance share awards, the probable outcome of the performance conditions, including as applicable as of December 31st of each applicable year.
(3)
The table below sets forth the values deducted and added to the Summary Compensation Table Total for PEO 1.

Year	Summary Compensation Table Total for PEO 1	Exclusion of Change in Pension Value for PEO 1	Exclusion of Stock Awards	Inclusion of Equity Values	Compensation Actually Paid to PEO 1
2022	$5,123,725	$4,854	$3,414,128	$(90,436)	$1,614,307
2021	$5,505,512	$5,248	$3,697,874	$717,404	$2,519,794
2020	$3,231,260	$81,095	$1,769,707	$729,827	$2,110,286

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 1	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 1	Total Inclusion of Equity Values for PEO 1
2022	$1,755,073	$(1,309,747)	$(535,762)	$(90,436)
2021	$1,950,797	$(1,355,240)	$121,847	$717,404
2020	$1,906,561	$(854,216)	$(322,518)	$729,827

(4)
The table below sets forth the values deducted and added to the Summary Compensation Table Total for PEO 2.

Year	Summary Compensation Table Total for PEO 2	Exclusion of Change in Pension Value for PEO 2	Exclusion of Stock Awards	Inclusion of Equity Values	Compensation Actually Paid to PEO 2
2020	$4,249,853	$6,210	$2,997,420	$872,799	$2,119,022

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 2	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 2	Total Inclusion of Equity Values for PEO 2
2020	$2,579,395	$(1,084,565)	$(622,031)	$872,799

(5)
The table below sets forth the values deducted and added to the average Summary Compensation Table Total for non-PEO named executive officers.

Year	Average Summary Compensation Table Total for non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Exclusion of Stock Awards	Inclusion of Equity Values	Average Compensation Actually Paid to non-PEO NEOs
2022	$1,465,483	$0	$666,175	$(159,527)	$639,781
2021	$2,052,660	$3,214	$1,277,523	$591,823	$1,363,746
2020	$1,727,323	$17,874	$1,053,167	$1,049,194	$1,705,476

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Total Average Inclusion of Equity Values for Non-PEO NEOs
2022	$375,684	$(540,385)	$5,174	$(159,527)
2021	$865,328	$(302,341)	$28,836	$591,823
2020	$1,297,037	$(171,015)	$(76,828)	$1,049,194

(6)
The table below sets forth the values deducted and added to the average Summary Compensation Table Total for non-PEO named executive officers.
(7)
Net income (loss) is calculated in accordance with GAAP.
(8)
Our company-selected measure is Adjusted EBITDA (as defined in Exhibit A), which is used as the key performance metric in our short-term incentive plans.

The tables below describe the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and each of our Adjusted EBITDA, net income and TSR for fiscal years 2020 through 2022, plus the relationship between our TSR and Peer Group TSR for fiscal years 2020 through 2022. For ease of discussion, we have aggregated the compensation of Messrs. Harvey and Hockema for 2020, as each served as our CEO for a portion of 2020. See the section entitled “Executive Compensation - Compensation Discussion and Analysis” for a discussion of compensation paid to our named executive officers and see Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

Compensation Actually Paid versus Net Income

The table below describes the relationship between the compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and our Net Income for fiscal years 2020 to 2022. We do not use net income as a metric in our incentive compensation plans and programs. Therefore, compensation actually paid to our named executive officers will not necessarily be as heavily influenced by changes in our net income. Nonetheless, the table shows that compensation actually paid to our named executive officers is generally directionally aligned with changes in our Net Income for the time period reported.

Compensation Actually Paid versus Adjusted EBITDA

The table below describes the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and our Adjusted EBITDA for fiscal years 2020 through 2022. The table shows that the compensation actually paid to our named executive officers is generally directionally aligned with changes in our adjusted EBITDA for the time period reported after taking into account Warrick related increases in our adjusted EBITDA in 2021, Warrick related increases in the adjusted EBITDA based performance targets in 2021 and 2022 and challenges faced in 2022 and described in more detail in our CD&A.

Compensation Actually Paid versus TSR

The table below describes the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO NEOs our cumulative TSR for fiscal years 2020 to 2022. The table shows that compensation actually paid to our executive officers is generally directionally aligned with changes in our cumulative total shareholder return for the time period reported.

The table above also describes the relationship between our one-, two- and three-year cumulative TSR compared to the weighted average one-, two- and three-year cumulative TSR of the companies in the S&P 600 SmallCap Materials Index. As previously discussed, our TSR over the last three years was impacted by a series of external issues and challenges initiating with the onset of the COVID-19 pandemic late in the first quarter of 2020 that negatively impacted the end markets for many of our products, including large commercial aerospace applications. In addition, while the S&P 600 SmallCap Materials Index reflects our industry sector, many of the companies included in the index were not as heavily impacted by the COVID-19 pandemic related impact on the aerospace industry.

Tabular List of Most Important Performance Measures

The following are the most important financial performance measures used by the Company to link executive compensation actually paid to our NEOs to the Company’s performance for the most recently completed fiscal year.

Most Important Performance Measures
• Adjusted EBITDA
• Relative TSR
• Adjusted EBITDA Margin

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our executive chair and non-employee directors who served in 2022.

Director Compensation for 2022

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Michael C. Arnold	$115,500	$137,575	$3,791	$256,866
David Foster	$117,000	$137,575	$2,486	$257,061
Leo Gerard (4)	$106,500	$137,575	$1,466	$245,541
Jack A. Hockema	$256,750	—	$94,307	$351,057
Emily Liggett (5)	$13,000	—	$1,466	$14,466
Lauralee E. Martin	$138,250	$137,575	$3,507	$279,331
Alfred E. Osborne, Jr., Ph.D.	$143,250	$137,575	$3,507	$284,331
Teresa M. Sebastian	$127,750	$137,575	$3,507	$268,831
Donald J Stebbins	$123,750	$137,575	$3,507	$264,831
Thomas M. Van Leeuwen (6)	$16,750	—	$1,466	$18,216
Brett E. Wilcox	$138,250	$137,575	$3,507	$279,331
Kevin W. Williams	$112,000	$137,575	$3,791	$253,366

(1)
Reflects (a) annual retainer of $90,000, (b) any additional annual retainer for serving as Lead Independent Director or chair or member of a committee of the board of directors, and (c) fees for attendance of board or board committee meetings prior to July 2022 when we stopped paying meeting fees. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2022: Ms. Martin elected to receive 1,223 shares of common stock in lieu of $119,985 of her annual retainer; Dr. Osborne elected to receive 1,376 shares of common stock in lieu of $134,996 of his annual retainer; Ms. Sebastian elected to receive 229 shares of common stock in lieu of $22,467 of her annual retainer, Mr. Stebbins elected to receive 1,146 shares of common stock in lieu of $112,431 of his annual retainer, Mr. Wilcox elected to receive 611 shares of common stock in lieu of $59,944 of his annual retainer, and Mr. Williams elected to receive 1,070 shares of common stock in lieu of $104,975 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $98.11, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.
(2)
Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 2, 2022, in accordance with our director compensation policy described below, each non-employee director, received a grant of restricted stock having a value of $130,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $98.11, resulting in the issuance of 1,325 shares of restricted stock to each non-employee director. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2022 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, each non-employee director held 1,325 shares of restricted stock. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 2, 2023 or earlier if the director's services to our company terminate as a result of disability or death, or in the event of a change in control. The restrictions on 100% of the shares of restricted stock granted to Mr. Gerard lapsed on June 16, 2022 when he resigned from our board for personal health reasons. Each non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock he or she holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.
(3)
Reflects dividends received on restricted stock for all directors other than Mr. Hockema. For Mr. Hockema, the amount reflects dividend equivalent payments in the amount of $79,737 and an automotive allowance in the amount of $14,570. As previously disclosed, Mr. Hockema transitioned from CEO to Executive Chairman of the Board in July 2020.
(4)
Mr. Gerard resigned on June 15, 2022.
(5)
Ms. Liggett resigned on June 2, 2022.
(6)
Mr. Van Leeuwen's term expired at our 2022 annual meeting of stockholders.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors.

Pursuant to our current director compensation policy, each of our non-employee directors receives the following compensation:

•
an annual retainer of $90,000 per year; and
•
an annual grant of restricted stock having a grant date value equal to $130,000.

In addition, pursuant to our director compensation policy, the Lead Independent Director receives an additional annual retainer of $30,000, the chair of each committee of the board each receives an additional annual retainer of $15,000, and the member of each committee of the board each receive $7,500 for each committee served, with all such amounts payable at the same time as the annual retainer. The Executive Chairman receives compensation in his role as Executive Chairman in an amount equal to the sum of the annual retainers and meeting fees paid by the Company to its directors for service on the board and the amount of the additional annual retainer paid by the Company to the Lead Independent Director. Each non-employee director may elect to receive shares of common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

Prior to July 2022, we also paid a fee of $1,500 per day for each meeting of our board of directors attended in person and $750 per day for each such meeting attended by phone or virtually and a fee of $1,500 per meeting for each in-person board committee meeting attended ($2,000 per meeting for each such audit committee meeting) and $750 per meeting for each telephonic board committee meeting attended ($1,000 per meeting for each such audit committee meeting). Following the June 2022 annual meeting, the board approved eliminating meeting fees and replacing them with increased the annual retainer and committee membership fees. The board also approved standardizing the committee chair fees for all committees.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))

	(a)		(c)
Equity compensation plans approved by stockholders (1)	680,131	(2)	612,882	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	680,131	(2)	612,882	(3)

(1)
Includes awards made under the 2016 Plan and 2021 Plan. The 2016 Plan was succeeded in its entirety by the 2021 Plan on June 3, 2021, the date the 2021 Plan was approved by our stockholders and became effective. Copies of the 2016 Plan and 2021 Plan are attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2016 and Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2021, respectively.
(2)
Reflects restricted stock units covering 312,579 shares of our common stock and performance shares covering 367,552 shares of our common stock, in each case outstanding as of December 31, 2022, and does not include 10,600 shares of restricted stock that remained subject to forfeiture as of December 31, 2022 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregate reported number may overstate actual dilution.
(3)
Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the company's common stock beneficially owned as of April 17, 2023 by:

•
each named executive officer;
•
each of our current directors and director nominees;
•
all our current directors and executive officers as a group; and
•
each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 15,977,064 shares of our common stock outstanding as of April 17, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Directors and Named Executive Officers
Keith A. Harvey	40,494		*
John M. Donnan	8,429		*
Neal E. West	3,049	(2)	*
Jason Walsh	7,947		*
Blain A. Tiffany	4,111		*
Jack A. Hockema	29,909	(3)	*
Michael C. Arnold	2,083	(4)
David A. Foster	18,137	(4)	*
Richard P. Grimley	311	(4)	*
Lauralee E. Martin	14,002	(4)	*
Alfred E. Osborne, Jr., PhD	25,352	(4)(5)	*
Teresa M. Sebastian	5,824	(4)(6)	*
Donald J. Stebbins	8,631	(4)(7)	*
Brett E. Wilcox	18,198	(4)	*
Kevin W. Williams	3,153	(4)	*
All current directors and executive officers as a group (19 persons)	213,332	(2)(3)(4)(5)	1.3%
5% Stockholders
BlackRock, Inc.	2,645,626	(8)	16.6%
Vanguard Group, Inc.	1,891,847	(9)	11.8%
Victory Capital Management Inc.	1,383,255	(10)	8.7%
State Street Corporation	828,033	(11)	5.2%

* Less than one percent.

(1)
Does not include restricted stock units held by executive officers.
(2)
Reflects shares of common stock held by the West Family Trust.
(3)
Reflects shares of common stock held by the Hockema Family Trust.
(4)
Includes 1,325 shares of restricted stock for all directors except Mr. Grimley and 311 shares of restricted stock for Mr. Grimley that remained subject to forfeiture as of April 17, 2023 .
(5)
Includes 3,500 shares of our common stock held by a Keogh plan of which Dr. Osborne is the beneficiary and 500 shares held by the Rahnasto/Osborne Revocable Trust U/A DTD 11/07/1999 of which Dr. Osborne is a co-beneficiary and a co-trustee.
(6)
Includes 3,318 shares of our common stock held by the Truxton Trust of which Ms. Sebastian is the beneficiary and trustee.
(7)
Includes 50 shares of our common stock held by a family trust.

(8)
Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. on January 26, 2023. BlackRock, Inc. has sole voting power with respect to 2,626,069 shares and sole dispositive power with respect to 2,645,626 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(9)
Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 11 to Schedule 13G filed by Vanguard Group, Inc. on February 9, 2023. Vanguard Group, Inc. has shared voting power with respect to 26,877 shares, sole dispositive power with respect to 1,849,789 shares and shared dispositive power with respect to 42,058 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(10)
Shares beneficially owned by Victory Capital Management Inc. are as reported on Amendment No. 2 to Schedule 13G filed by Victory Capital Management Inc. on January 31, 2023. Victory Capital Management Inc. has sole voting power with respect to 1,374,925 shares and sole dispositive power with respect to 1,383,255 shares. The principal address of Victory Capital Management Inc. is 4900 Tiedman Road, 4th Floor, Brooklyn, Ohio 44144.
(11)
Shares beneficially owned by State Street Corporation are as reported on Amended Schedule 13G filed by State Street Corporation on February 3, 2023. State Street Corporation has shared voting power with respect to 793,645 shares and shared dispositive power with respect to 828,033 shares. The principal address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted any other specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2023 and the effectiveness of our internal control over financial reporting as of December 31, 2023. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the audit committee considers, among other things:

•
the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;
•
an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;
•
external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;
•
the appropriateness of Deloitte & Touche LLP's fee;
•
Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;
•
Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and
•
Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023.

In accordance with rules of the Securities and Exchange Commission and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company. For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management. The lead audit partner was rotated in 2023.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as critical accounting matters, including (1) revenue recognition, (2) environmental contingencies and (3) business combinations, goodwill and intangible assets. For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022. During the year ended December 31, 2022, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee

Lauralee E. Martin (Chair)

Teresa M. Sebastian

Brett E. Wilcox

Kevin W. Williams

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2021 and 2022, and fees billed for other services rendered by Deloitte & Touche LLP.

	2022	2021

Audit Fees(1)	$2,844,299	$3,022,310
Audit-Related Fees (2)	$10,701	—
Tax Fees (3)	$8,886	$7,896
All Other Fees (4)	$1,895	$2,801,895

(1)
Audit fees for 2021 and 2022 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years, audit services provided in connection with compliance with the requirements of the Sarbanes-Oxley Act, services related to debt offerings, comfort letters, the audit of Warrick’s opening balance sheet and the review of agreed-upon procedures relating to certain environmental matters.
(2)
Audit related fees for 2022 consist of fees related to the review of responses to comment letters from the Securities and Exchange Commission.
(3)
Tax fees consist principally of fees for tax advisory services related to the preparation of tax returns for certain of our subsidiaries.
(4)
All other fees for 2022 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library. All other fees for 2021 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library and consulting fees for special projects, including the acquisition and integration of Warrick. Deloitte & Touche LLP was selected as the consultant for the acquisition and integration of Warrick because of its unique qualifications, including knowledge and experience with the metals industry, intimate familiarity with similar types of systems and process separation and integration, familiarity with the IT systems used to support Warrick and knowledge of our operations, systems and processes. Deloitte & Touche LLP completed its engagement in connection with the integration work in early 2021 and no non-audit fees related to the integration work was incurred or will be incurred in 2022.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with the Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit fees, audit-related fees, tax fees and other fees for 2022 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DELINQUENT SECTION 16 REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports or written representations from certain reporting persons received by us with respect to 2022, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that the Form 4 filed on April 6, 2022 reporting one transaction for Mr. Tiffany was filed one day late.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 5, 2024. To be presented at the 2024 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 6, 2024 and no earlier than February 4, 2024, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067 and directed to the corporate secretary.

In addition to satisfying the foregoing requirements and other procedures set forth under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of nominees other than the Company’s nominees) no later than April 5, 2024 for the 2024 annual meeting; provided, however, that if the date of the 2024 annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then the notice must be provided by the later of 60 calendar days prior to the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

Franklin, Tennessee

April 28, 2023

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Year Ended December 31,
	2022	2021	2020
Net sales	$3,427.9	$2,622.0	$1,172.7
Hedged cost of alloyed metal[1]	(2,045.2)	(1,511.0)	(475.6)
Conversion revenue	$1,382.7	$1,111.0	$697.1

GAAP net (loss) income	$(29.6)	$(18.5)	$28.8
Interest expense	48.3	49.5	40.9
Other expense (income), net	(6.4)	38.9	1.4
Income tax (benefit) provision	(8.3)	(5.5)	10.0
GAAP operating (loss) income	4.0	64.4	81.1
Mark-to-market (gain) loss[2]	1.4	1.4	(2.6)
Restructuring cost (benefit)	2.2	(0.8)	7.5
Acquisition cost[3]	0.4	28.0	5.5
Goodwill impairment	20.5	-	-
Non-cash asset impairment charge	3.2	-	-
Other operating NRR loss[4,5]	3.3	0.3	7.7
Operating income, excluding operating NRR items	35.0	93.3	99.2
Depreciation and amortization	106.9	91.5	52.2
Adjusted EBITDA[6]	$141.9	$184.8	$151.4

GAAP net (loss) income	$(29.6)	$(18.5)	$28.8
Operating NRR items	31.0	28.9	18.1
Non-operating NRR items[7]	(4.6)	38.1	4.7
Tax impact of above NRR items	(5.5)	(15.9)	(5.6)
Adjusted net (loss) income	$(8.7)	$32.6	$46.0

Net (loss) income per share, diluted[8]	$(1.86)	$(1.17)	$1.81
Adjusted (loss) earnings per diluted share[8]	$(0.55)	$2.03	$2.89

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]

Mark-to-market (gain) loss on derivative instruments represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above and (ii) (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[3]	Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
[4]	NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
[5]	Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic post-retirement service cost relating to Salaried VEBA.
[6]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[7]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
[8]	Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.

The Proxy Statement contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the company. This Appendix A provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measure. The non-GAAP financial measures used within the Proxy Statement are value added revenue, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share, which exclude non-run-rate items and ratios related thereto. “Non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

KAISER ALUMINUM

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. Eastern Time on June 6, 2023.

Online
Go to **www.envisionreports.com/KALU** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends you vote "FOR ALL" all the nominees listed in the following proposal.

1. Election of Directors:

01 - JACK A. HOCKEMA 02 - LAURALEE E. MARTIN 03 - BRETT E. WILCOX 04 - KEVIN W. WILLIAMS

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04
☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 4, and for "EVERY 1 YEAR" on proposal 3:

	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐
4. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023	☐	☐	☐

	Every 1 Year	Every 2 Years	Every 3 Years	Abstain
3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03T9WA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2022 Annual Report to Stockholders are available at: **www.envisionreports.com/KALU**

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — KAISER ALUMINUM CORPORATION

1550 West McEwen Drive, Suite 500
Franklin, Tennessee 37067

This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 7, 2023

The undersigned hereby appoints John M. Donnan, Keith A. Harvey and Neal E. West, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Central Time on Wednesday, June 7, 2023 at the corporate office of Kaiser Aluminum Corporation, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, "FOR" PROPOSALS 2 AND 4, AND FOR "EVERY 1 YEAR" ON PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Tuesday, June 6, 2023 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Tuesday, June 6, 2023 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, P.O. Box 505000, Louisville, KY 40233 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐